[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

CONFIDENTIAL TREATMENT REQUESTED - EDITED COPY

Co-Development, Supply And License Agreement

This Co-Development, Supply and License Agreement (the "Agreement") is made effective as of the August 8, 2000 (the "Effective Date") by and between Abgenix, Inc., a Delaware corporation having its principal place of business at 7601 Dumbarton Circle, Fremont, California, 94555 ("Abgenix") and SangStat Medical Corporation, a Delaware corporation having its principal place of business at 6300 Dumbarton Circle, Fremont, California 94555 ("SangStat"). Abgenix and SangStat are sometimes referred to herein each individually as a "Party" and collectively as the "Parties".

Recitals

Whereas, SangStat is a global pharmaceutical company focusing on research, development, marketing and sales in the area of therapeutics for immune-related disorders;

Whereas, Abgenix is engaged in the research and development of pharmaceutical products based upon monoclonal antibodies, and is developing products targeted against the CD147 molecule for the treatment of graft versus host disease;

Whereas, Abgenix desires to collaborate with SangStat in the further clinical development of such product and to manufacture and supply to SangStat such product, in return for financial consideration as described in this Agreement;

Whereas, SangStat desires to collaborate with Abgenix in the further clinical development of such product, in order to obtain exclusive worldwide rights to market and sell such product, to be supplied by Abgenix with quantities of such product for sale and to receive other consideration as described in this Agreement; and

Now, Therefore, in consideration of the foregoing and the mutual covenants and promises contained herein, the Parties agree as follows:

  Definitions

  The following terms shall have the following meanings as used in this Agreement:

    "Abgenix Core Technology" means all technology, know-how, and any other intellectual property rights (whether or not patentable) that is within the Control of Abgenix, including, without limitation, all technology that is embodied within, or now or hereafter is commonly used by Abgenix in connection with, the XenoMouse Animals, the generation and characterization of antibodies from the XenoMouse Animals, and research, development, manufacturing, and commercialization programs (whether conducted solely by Abgenix or on behalf of third parties), and the materials and information related to such programs; provided, however, that the Abgenix Core Technology shall exclude the Abgenix Know How and Antibody Patents.
    "Abgenix Core Technology Patents" means those Patent Rights within the Control of Abgenix that are directed to the Abgenix Core Technology.
    "Abgenix Know-How" means all Information that is Controlled by Abgenix as of the Effective Date and used in or contributed to the Project by Abgenix for the Development, manufacture, use or sale of Licensed Products.
    "Abgenix In-License" means a license grant in an agreement between Abgenix and a Third Party, pursuant to which Abgenix has acquired or may acquire any rights included in the Abgenix Rights, which grant is subject to all terms of such agreement, including, without limitation, financial terms, and terms related to exclusivity and sublicensing.
    "Abgenix Rights" means Antibody Patents and Abgenix Know-How.
    "ABX-CBL" means the murine monoclonal antibody that specifically binds to CD147 that is known and referred to by Abgenix as "ABX- CBL."
    "Affiliate" means an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with Abgenix or SangStat. For purposes of this Agreement, a person or entity shall be in "control" of an entity if it owns or controls at least fifty percent (50%) of the voting or income interest in such entity.
    "Allocable Overhead" means department overhead costs incurred by a Party or for its account which are attributable to the Collaboration, including [ * ]. Allocable Overhead may only be charged to the Collaboration by departments that are [ * ] the Licensed Product, as defined elsewhere in this Agreement.
    "Allowable Expenses" means those costs deducted from [ * ] (a) [ * ] (b) [  *  ] (c) [ * ] (d) [ * ] and (e) any other costs and expenses that the Steering Committee agrees to include as "Allowable Expenses."
    "Antibody Patents" shall mean any and all Patent Rights that are Controlled by Abgenix as of or after the Effective Date, to the extent such Patent Rights claim the composition of matter of, or methods of using ABX-CBL or other Licensed Products. Antibody Patents existing as of the Effective Date are listed in Exhibit A.
    "CD147" means the human cell surface antigen known as CD147, as described in Miyauchi et al J. Biochem (Tokyo) 110:770-774 (1991)].
    "CD147 Antibody" means an antibody (whether murine, human, humanized or otherwise) that binds specifically to CD147.
    "Clinical Development Committee" means the committee established pursuant to Section 2.2 below to manage Development under this Agreement.
    "Collaboration" means the consolidated accounting of operations for the relationship between SangStat and Abgenix as set forth in this Agreement.
    "Commercially Reasonable and Diligent Efforts" means those prompt efforts and resources consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential and market size by the Party in question.
    "Commercialization" or "Commercialize" shall mean all activities undertaken relating to the promotion, marketing and sale of Licensed Product, including without limitation, market research, medical education programs, product related public relations, planning, detailing, marketing, distribution, creative development of visual sales aids, support of medical meetings, direct mail, telemarketing, and tele-detailing, media placement and advertising, field marketing events such as peer influence programs featuring medical thought leaders, educational grants, sales meetings, pharmacoviligence (adverse event reporting), and Phase IV Clinical Trials.
    "Commercialization Budget" shall have the meaning assigned in Section 9.2.
    "Commercialization Expenses" means Sales Expenses, Marketing Expenses, Medical Education Expenses, and Post-Approval Regulatory Expenses.
    "Commercialization Plan" shall have the meaning assigned such term in Section 9.2.
    "Controlled" means, with respect to a material, Information or intellectual property right, that a Party owns or has a license to such material, Information or intellectual property right and has the ability to grant to the other Party access and a license or sublicense (as applicable) thereto as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.
    "Cost of Goods Sold" or "COGS" means, for a given period, the actual costs and expenses of the manufacture and supply of the Licensed Product sold by SangStat to Third Parties during such period, including, without limitation, (a) Fully Burdened Manufacturing Costs; (b) Distribution Expenses; (c) All of the Party's allocable intellectual property acquisition and licensing costs (including royalties) paid to Third Parties as it relates to the Licensed Product either as set forth on Exhibit B to this Agreement or as approved by the Steering Committee, (d) and inventory adjustments incurred in the normal business process, including, but not limited to, physical adjustments, cost of spoiled or obsolescent goods, and handling losses.
    "Development" means all activities relating to obtaining Regulatory Approval of a Licensed Product, and all activities relating to developing the ability to manufacture the Licensed Product for clinical and commercial use. Such activities include without limitation: preclinical testing, toxicology, formulation, clinical studies, pharmaco-economic studies, quality of life assessments, regulatory affairs and obtaining outside counsel regulatory legal services, manufacturing process development for bulk production, fill/finish, manufacturing and quality assurance technical support activities prior to First Commercial Sale of a Licensed Product.
    "Development Expenses" means the actual costs and expenses incurred by a Party or for its account specifically attributable to the Development of the Licensed Product, to the extent generally consistent with the then-current Development Plan and Budget. Development Expenses shall include amounts paid by a Party to [ * ]. Development Expenses shall also include [ * ]. Development Expenses may include, but are not limited to, the following costs to the extent incurred for the Development of the Licensed Product as approved by the Steering Committee: [ * ]. In addition, "Development Costs" shall include expenses for [ * ]. In determining "Development Costs" chargeable under this Agreement, each Party will use its respective project accounting systems, and will review and approve its respective project accounting systems and methodologies with the other Party.
    "Development Plan and Budget" means a plan laying out in detail (i) the program for the Development of the Licensed Product during a given period of time, and (ii) the budget for cost expenditures for such Development activities, as further set forth in Section 4.3.
    "Direct Labor" means with respect to an employee, an amount equal to such employee's salary, benefit, bonuses, payroll taxes.
    "Distributor" means a Third Party engaged by SangStat to sell and distribute Licensed Products in a country in which SangStat does not sell or distribute any products.
    "Distribution Expenses" means the actual costs and expenses incurred by a Party or for its account specifically attributable to the distribution of a Licensed Product, to the extent generally consistent with the then-current Commercialization Plan and Commercialization Budget, including but not limited to [ * ]. For the purpose of this Agreement, Abgenix and SangStat each will deem Distribution Expenses to be an [ * ].
    "Drug Approval Application" means an application for Regulatory Approval in a particular jurisdiction.
    "FDA" means the United States Food and Drug Administration or any successor thereto.
    "Equalization Payment" means, with respect to any particular accounting period hereunder, the amount payable by one Party to the other Party so that the Parties have equal shares of the Product Profit resulting from such period, which amount is calculated as provided in Exhibit B.
    "Field" means the development, use, manufacture, distribution, marketing and sale of Licensed Products intended for the treatment of GVHD, and/or of such other diseases or conditions as the Steering Committee may approve pursuant to Section 4.11, or, if applicable, Article 6.
    "Financial Statement" means a financial statement in the form shown and described in Exhibit B.
    "First Commercial Sale" means the first sale of a product for human use or consumption in a country after the relevant Regulatory Approval for such sale. First Commercial Sale specifically shall not be deemed to have occurred upon sale of a product for use in a clinical trial.
    "Fully Burdened Manufacturing Costs" means a Party's consolidated fully burdened manufacturing cost (as defined in the Party's generally accepted accounting policies consistently applied) of a Licensed Product (in bulk, vialed or finished product form, as the case may be), which consists of the following, unless otherwise agreed upon by the Parties: (a) [ * ] (b) [ * ].
    "Gross Profit" means Net Sales less Cost of Goods Sold for sales of a Licensed Product by a Party to Third Parties in the Territory.
    "Information" means, to the extent relevant to the Project, Project Rights, or development and commercialization of Licensed Product hereunder, any and all (a) techniques, data inventions, practices, methods, knowledge, know-how, skill, experience, test data including pharmacological, toxicological and clinical test data, analytical and quality control data, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions and (b) compounds, compositions of matter, assays and biological materials, and (c) information related to (a) above.
    "Initial Development Outline" means the initial plan for the Development of ABX-CBL to treat GVHD, as agreed to by the Parties concurrently with the execution of this Agreement and attached hereto as Exhibit D.
    "IND" means an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder ("FD&CA") by the FDA or the equivalent application to the Regulatory Agency in any other country or group of countries, the filing (and approval of or right to proceed under, as applicable) of which is necessary to commence human *clinical testing of Licensed Product.
    "Licensed Product" means (a) a product incorporating ABX-CBL or (b) a product incorporating a CD147 Antibody to the extent Abgenix and SangStat have agreed to jointly develop and commercialize such CD147 Antibody pursuant to Article 6, including any formulation, put-upon dosage form thereof.
    "Major Market" means each of United States, Japan, France, Germany, the United Kingdom, Italy and Spain.
    "Manufacturing Overhead" means the following indirect costs, (a) all of which shall be determined in accordance with allocation principles established by mutual agreement of the Parties (b) shall be in accordance with generally accepted accounting principles and consistently applied, (c) shall be allocated to products based on methodologies consistently applied in the cost accounting system mutually agreed upon by the finance representatives from the Parties: (i) Manufacturing facility overhead including depreciation of capital, indirect supplies, indirect labor (such as product quality assurance and maintenance) utilities, insurance, property taxes and other facility costs, and all other indirect costs of the manufacturing facility including utilities, manufacturing.
    "Marketing Expenses" means the actual costs and expenses incurred by a Party or for its account specifically attributable to the marketing of a Licensed Product, to the extent generally consistent with the then-current Commercialization Plan and Commercialization Budget, including but not limited to [ * ] and other similar activities related to the Licensed Products and approved by the Steering Committee or its designee. Such costs will include [  *  ]. "Marketing Expenses" shall also include activities related to [ * ]. "Marketing Expenses" will specifically exclude the [ * ].
    "Medical Education Expenses" means the actual costs and expenses incurred by a Party or for its account specifically attributable to [ * ] to the extent generally consistent with the then-current Commercialization Plan and Commercialization Budget, including but not limited to [ * ].
    "Net Sales" means the amount invoiced by SangStat or its Affiliates for sales or other commercial disposition of Licensed Product to a Third Party less deductions for (a) [ * ] and (b) [ * ].
    "Ongoing Phase II/III Clinical Trial" means the Phase II/III clinical trial for ABX-CBL ABX-CB-9906 entitled "A Phase II/III, Multicenter, Open Label, Randomized Clinical Trial evaluating ABX-CBL when compared to Atgam® as Second Line Therapy in Patients with Steroid Resistant Acute Graft versus Host Disease" as amended from time to time, being conducted by Abgenix in the United States as of the Effective Date.
    "Other Operating Income/Expense" means other operating income or expense from or to Third Parties which is not part of the primary business activity of the Collaboration, but is considered and approved by the Steering Committee (or its designee) as income or expense for purposes of the Collaboration and is limited to the following:

    [ * ]

    - any other expense approved by Steering Committee.

    "Other Revenues" means Sublicensee Revenues, any recoveries pursuant to Section 13.2.7, and any other revenue received by SangStat or its Affiliates based on or relating to sales or other commercial disposition of Licensed Products (other than revenue included in the Net Sales calculation).
    "Patent Rights" means (a) issued United States patents, including all re-examinations, certificates, reissues, renewals, extensions, and term restorations thereof; (b) pending applications for United States patents, including without limitation continuations, continuations-in- part, and divisionals and substitute applications, and inventors' certificates; and (c) the foreign equivalents of any of the foregoing.
    "Patent Expenses" means [ * ].
    "Post-Approval Regulatory Expenses" means the actual costs and expenses incurred by a Party or for its account specifically attributable to required regulatory activities, including but not limited to [ * ] to the extent generally consistent with the then-current Commercialization Plan and Commercialization Budget, including but not limited to, [ * ]. The Post-Approval Regulatory Expenses should be contained in the [ * ].
    "Phase III Clinical Trial" means a clinical trial on sufficient numbers of patients that are designed to establish that a drug is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed, and supporting Regulatory Approval of such drug or label expansion of such drug.
    "Phase IV Clinical Trial" means a product support clinical trial of a Licensed Product commenced after receipt of Regulatory Approval in the country where such trial is being conducted. Phase IV Clinical Trials shall be considered a part of Commercialization.
    "Project" means all activities conducted by or on behalf of the Parties pursuant to this Agreement to conduct Development on and obtain Regulatory Approval of Licensed Product.
    "Project Know-How" means all Information that is discovered, invented, acquired and/or developed after the Effective Date by employees, agents or contractors of SangStat and/or Abgenix, separately or jointly, in the course of and as a result of the Project (including, without limitation, any Information with respect to Improvements to the Licensed Product and with respect to any additional indications and combination therapy for the Licensed Product), but excluding all Project Patents.
    "Project Patent(s)" means all Patent Rights that claim Information that is identified, discovered, invented, acquired and/or developed on or after the Effective Date by employees, agents or contractors of SangStat and/or Abgenix, separately or jointly, in the course of and as a result of the Project.
    "Product Profits or Losses" means, with respect to a particular accounting period, the profits or losses resulting from the Commercialization of Licensed Products during such period equal to: (a) Net Sales plus Other Operating Income less (b) Allowable Expenses and Other Operating Expense, all to the extent recognized or incurred during such period.
    "Project Rights" shall mean Project Patents and Project Know-How.
    "Regulatory Agent" means that Party designated by an appropriate authorization to the FDA to be the primary contact with, and recipient of correspondence from, the FDA or equivalent foreign agency in connection with any matter or filing before the FDA or foreign agency relating to Licensed Product.
    "Regulatory Approval" means all approvals (including pricing and reimbursement approvals), product and/or establishment licenses, registrations or authorizations of any regional, federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the Commercialization of Licensed Product as a drug in a particular regulatory jurisdiction.
    "Regulatory Agency" means any government agency having the responsibility for licensing therapeutic products in their jurisdiction, including but not limited to the FDA and the United Kingdom's Medicines Control Agency and the Health Protection Bureau of Canada.
    "Regulatory Liaison Representative" shall have the meaning assigned such term in Section 2.3.
    "Safety" means material developments relating to the safety of Licensed Product involving adverse events that are significant, serious or life threatening.
    "Sales Expenses" means the actual costs and expenses incurred by a Party or for its account specifically attributable to the sales of a Licensed Product, to the extent generally consistent with the then-current Commercialization Plan and Commercialization Budget, including but not limited to [ * ]. "Sales Expenses" shall also include expenses directly allocable to [ * ]. "Sales Expenses" shall not include [ * ].
    "Sales Returns and Allowances" means the sum of (a), (b), and (c), where: (a) is a provision, determined by a Party under U.S. GAAP for sales of Licensed Products in the Territory for (i) [ * ] (ii) [ * ] (iii) [ * ] (iv) [ * ] (b) is a periodic adjustment of the provision determined in (a) to reflect amounts actually incurred by a Licensed Party in the Territory for items (i), (ii), (iii), and (iv) in clause (a); and (c) is an adjustment for [ * ] under the Agreement. The provision allowed in clause (a) and adjustments made in clauses (b) and (c) (if any) will be reviewed by the Steering Committee or its designee.
    "SangStat Know-How" means all Information that is Controlled by SangStat as of the Effective Date and used in or contributed to the Project by SangStat for the Development, manufacture, use or sale of Licensed Products, but excluding SangStat Patents.
    "SangStat Patent" means Patent Rights that are Controlled by SangStat during the term of this Agreement and claim Licensed Product or the Development, manufacture or use thereof.
    "SangStat Rights" means SangStat Know-How and SangStat Patent Rights.
    "Specifications" means those specifications for Licensed Product established by Abgenix and/or SangStat through the mechanisms specified herein, including those referenced in Section 11.8.
    "Steering Committee" means the committee established under in Section 2.1.
    "Sublicensee" means any entity approved by Abgenix to whom SangStat grants a sublicense of its rights under Section 5.1 of this Agreement to market Licensed Products.
    "Sublicensee Revenue" means all revenue and consideration received by SangStat based on or in connection with the sublicense of rights to a Sublicensee.
    "Supply Deficiency" means a situation where Abgenix is unable to supply Licensed Product including, but not limited to failure to obtain regulatory approval of a manufacturing Facility, force majeure or otherwise.
    "Successful Completion" means that a clinical trial has been completed and has met the criteria established by the sponsor at the beginning of the study for what would be deemed a successful result of such clinical trial.
    "Third Party" means any person or entity other than Abgenix or SangStat or their Affiliates.
    "U.S. GAAP" means generally accepted accounting principles in the United States of America.
    "Utilized Capital" means the amount of Party's capital to the extent it is expended or utilized to the support of Licensed Product, and shall consist of: (a) for each Party, [  *  ] plus (b) [  *  ] (i) [ * ] (ii) [ * ].
  Governance
    Steering Committee
      Formation of Steering Committee; Decision Making. Abgenix and SangStat shall create, within thirty (30) days after the Effective Date, a Steering Committee. Each Party shall appoint three (3) employees as its representative members of the Steering Committee, at least one having substantial experience in pharmaceutical product development and/or Commercialization. An alternate member designated by a Party may serve temporarily in the absence of a permanent member designated by such Party. A Party may replace either or both of its permanent members of the Steering Committee by written notice to the other Party, and each Party shall have right as it deems reasonably necessary to have additional non-voting employee representatives participate in Steering Committee meetings. Each Party shall elect one person assigned by it to the Steering Committee to serve as co- chair of such committee.
      Meetings of the Steering Committee. The Steering Committee:

            shall hold meetings at such times and places as shall be determined by a majority of the entire membership of the Steering Committee but unless otherwise mutually agreed, in no event shall such meetings be held less frequently than once every four (4) months;

            may conduct meetings in person or by telephone conference;

            shall keep minutes reflecting actions taken at meetings; and

            may act without a meeting if prior to such action all members of the Steering Committee sign a written consent thereto.

      The co-chairs of the Steering Committee shall alternate responsibility for preparing an agenda for and minutes of each meeting of such committee, which minutes shall not be finalized until the co-chairperson who did not prepare such minutes reviews and confirms the accuracy of such minutes, unless such co- chairperson does not complete such review within a reasonable period of time.

      Functions and Powers of the Steering Committee. The Steering Committee shall:

      (a) manage the long-range strategy and planning for the Development of Licensed Product in the manner contemplated by this Agreement, coordinate Development of Licensed Product, and facilitate the flow of Information between the Parties with respect to Development work being conducted;

      (b) coordinate the activities of the Parties hereunder, including providing oversight of the Clinical Development Committee as provided herein;

      (c) attempt to resolve disputes or disagreements that are unresolved by the Clinical Development Committee;

      (d) review and approve the Development Plan and Budget, and amendments thereto, submitted to it by the Clinical Development Committee pursuant to Article 4;

      (e) review and approve the Commercialization Plans and Commercialization Budgets submitted to it by SangStat pursuant to Article 9;

      (f) if a notice of voluntary termination of this Agreement is provided by either party pursuant to Section 16.4, coordinate thereafter the wind-down and transfer of the Development activities then in progress in accordance with the provisions of Section 16.4 and Section 16.5;

      (g) review and comment upon all contracts with Third Parties for the manufacture of Licensed Products

      (h) review and approve all contracts with Distributors and Sublicensees;

      (i) direct any recalls as provided in Section 9.7;

      (j) attempt, as the first forms of resolution, to resolve disputes between the Parties regarding any matters not specifically provided for in this Agreement;

      (k) review and approve a proposal by either Party to stop a clinical trial of Licensed Product for product Safety issues; and

      (l) perform such other functions as delegated by the Parties in writing as appropriate to further the purposes of this Agreement.

      Steering Committee Actions. Except as expressly provided in this Section 2.1.4, actions to be taken by the Steering Committee pursuant to the terms of this Agreement shall be taken only following the unanimous vote of the members of the Steering Committee. The Steering Committee shall attempt to have all decisions approved by all members of the Steering Committee. If the members of the Steering Committee cannot reach a unanimous decision with respect to Development or Commercialization matters referred to it for approval within sixty (60) days following such referral, the final decision on such matters shall be made by executive mediation pursuant to Article 18.
      Limitations of Powers of the Steering Committee. The Steering Committee shall have only such powers as are specifically delegated to it hereunder. The Steering Committee is not a substitute for the rights of the Parties and is intended for coordination of the Development and Commercialization of Licensed Product during the term of this Agreement. Except as set forth in Section 2.1.3, the Steering Committee shall not be involved with the day-to-day management of this collaboration.
    Clinical Development Committee
      Formation of Clinical Development Committee; Decision Making. Abgenix and SangStat each shall select two (2) representatives (or a different number of representatives if mutually agreed) with appropriate expertise in drug and clinical development to serve as members of the Clinical Development Committee. Each Party shall select one person assigned by it to the Clinical Development Committee to serve as co- chair. Either Party may designate a substitute for a committee member to participate in the event one of that Party's regular committee members is unable to be present at a meeting and may replace one or both of its regular committee members by written notice to the other Party. The Parties shall establish the Clinical Development Committee within thirty (30) days after the Effective Date. Decisions shall be made by the Clinical Development Committee by unanimous decision after an open discussion of the matters as to which decisions are being made. If the Clinical Development Committee fails to reach a unanimous decision, it shall refer such matter to the Steering Committee for resolution.
      Clinical Development Committee Meetings. Either Party may call meetings of the Clinical Development Committee on ten (10) days written notice to the other Party unless the Parties waive such notice in writing. Such committee may be convened, polled or consulted from time to time by means of telecommunication, video communication, or correspondence. The Clinical Development Committee will meet at least once every three (3) month period following its formation, at sites to be designated by the co-chairpersons of such committee. Each Party will bear its own costs for participation in the Clinical Development Committee meetings. The co-chairperson assigned by Abgenix and the co-chairperson assigned by SangStat will alternate responsibility for preparing minutes of each meeting of the Clinical Development Committee, which minutes will not be finalized until the co-chairperson that did not prepare such minutes reviews and confirms the accuracy of such minutes.
      Functions and Powers of the Clinical Development Committee. The Clinical Development Committee shall perform the following functions:

      (a) plan and implement the clinical Development of Licensed Product;

      (b) review current protocols for the Ongoing Phase II/III Clinical Trial and assess the optimal strategy for obtaining Regulatory Approval for the Licensed Product for therapeutic indications approved by the Steering Committee pursuant to Section 4.11;

      (c) prepare and review the scientific design of, and protocols for all other needed clinical trials of Licensed Products;

      (d) prepare, review and update the Development Plan and Budget no less frequently than every six (6) months;

      (e) facilitate the flow of Information with respect to Development being conducted for the Licensed Product.

      (f) review and approve the Specifications for Licensed Product; and

      (g) prepare forecasts for quantities of Licensed Product sufficient to support clinical trials and update such forecast quarterly, as further provided in Section 11.6.1.

    Regulatory Liaison Representatives. Unless otherwise mutually agreed, SangStat shall have primary responsibility for overseeing the overall strategy for filing Drug Approval Applications and obtaining Regulatory Approvals subject to the approval of the Clinical Development Committee. Each Party will assign an appropriately expert and experienced individual as its regulatory liaison representative to the other Party to facilitate communication between the Parties of correspondence and communications with Regulatory Authorities (each a "Regulatory Liaison Representative"). As soon as possible following a Party receiving or having such correspondence or communications, such Party shall distribute such correspondence or communications to the other Party's Regulatory Liaison Representative. Such Regulatory Liaison Representative shall be responsible for further distributing such correspondence and communication to its Party's members of the Clinical Development Committee and regulatory personnel within such Party, as appropriate.
    Manufacturing Governance. Unless otherwise mutually agreed, Abgenix shall have primary responsibility for overseeing the overall strategy for manufacture of clinical trial material and process development. Abgenix's manufacturing activities shall be subject to the review and approval of the Steering Committee provided that disputes over manufacturing shall be decided by the President of Abgenix in his sole discretion pursuant to Section 18.1. Manufacturing representatives from both Parties shall meet regulatory on an ad hoc basis. On a quarterly basis for the first year following the Effective Date and annually thereafter, Abgenix shall provide to the Steering Committee for its review Abgenix's plan for manufacturing of the Licensed Products worldwide, and shall include a report of the current status of such manufacturing activities with each such plan and report, including the minimum shelf life for such product and the status of the negotiations of the commercial supply agreement with Lonza Biologicals (collectively, the "Manufacturing Plan"). Each Party shall have the right at its election to nominate one representative who is familiar with manufacturing strategy to serve on or report to the Steering Committee. Prior to the First Regulatory Approval, the Steering Committee shall agree upon the amount of safety stock that shall be maintained and the minimum shelf life (including, without limitation, Licensed Product performance, potency, and efficacy) remaining at time of shipment to SangStat. The Parties shall use all reasonable efforts to reduce the COGS to below [ * ] prior to manufacturing of validation batches. If the Parties are unable to reduce the COGS to under [ * ], the Steering Committee shall meet to discuss the implications of such COGS on the Commercialization of the Product.
    Finance Committee
      Formation of Finance Committee; Decision Making. Each Party will appoint a representative(s) with expertise in the areas of accounting, cost allocation, budgeting and financial reporting to develop mutually acceptable financial, accounting and reporting models and methods, reports, budgets, forecasts, and the like to serve as members of the Finance Committee. The Parties shall establish the Finance Committee within thirty (30) days after the Effective Date. Decisions shall be made by the Finance Committee by unanimous decision after an open discussion of the matters as to which decisions are being made. If the Finance Committee fails to reach a unanimous decision, it shall refer such matter to the Steering Committee for resolution. Each member of the Finance Committee may designate a substitute to perform such functions, or may be replaced at any time by the represented Party by providing notice thereof to the other Party.
      Finance Committee Meetings. Either Party may call meetings of the Finance Committee on ten (10) days written notice to the other Party unless the Parties waive such notice in writing. Such committee may be convened, polled or consulted from time to time by means of telecommunication, video communication, or correspondence. The Finance Committee will meet at least once every three (3) month period following its formation, at sites to be designated by the Finance Committee. Each Party will bear its own costs for participation in the Finance Committee meetings. The co-chairperson assigned by Abgenix and the co-chairperson assigned by SangStat will alternate responsibility for preparing minutes of each meeting of the Clinical Development Committee, which minutes will not be finalized until the co-chairperson that did not prepare such minutes reviews and confirms the accuracy of such minutes.
      Functions and Powers of the Finance Committee. The Finance Committee shall work under the direction of the Steering Committee to provide services to and consult with the Clinical Development Committee, and any other project teams created by the Steering Committee, in order to address the financial, budgetary and accounting issues which arise in connection with the Development Budget, Development Plan, Commercialization Plan, and any other budgets, plans or activities arising under this Agreement. The Finance Committee, (or other Steering Committee designee) will be responsible for identifying, analyzing and reporting all significant line item variances to budget or forecast, and all total variances to budget or forecast. Only the Steering Committee may approve total budget variations, chargeable to the Collaboration during the course of the year, however the Steering Committee may delegate all or part of this responsibility to the Finance Committee if both Parties agree.
      Intent. It is the intention of the Parties that the interpretation of the financial definitions will be consistent with generally accepted accounting principles in the United States of America ("U.S. GAAP"). Further, it is the intention of the Parties that these terms be interpreted in a manner consistent with the obligation of the Parties to maximize and optimize Operating Profit. For purposes of costs chargeable to the Collaboration, it is the intent of the Parties that such costs equal or approximate actual costs incurred on behalf of the Collaboration, to the extent such costs meet the terms defined in this Agreement. Costs should be incurred in accordance with the budget approved by the Steering Committee. Where such costs will be determined based on either Party's system of cost or project accounting, each Party agrees to provide reasonable supporting documentation, as may be requested by the other Party, to ensure that each Party's methodologies are reasonable and consistently applied. To the extent that such costs are not readily determinable based on the respective Parties system of cost or project accounting, the financial representatives from the Parties will develop and agree upon a reasonable methodology for determining such costs. Reasonable methodologies may include a standard rate or some other appropriate basis for allocating costs.
    Agendas. Each Party will disclose to the other proposed agenda items along with appropriate Information at least ten (10) working days in advance of each meeting of the Steering Committee, the Clinical Development Committee, and the Finance Committee.
  Licensing Fee; Milestone Payments
    Licensing Fee. As partial payment for the licenses granted by Abgenix pursuant to Article 5 of this Agreement, SangStat shall pay to Abgenix a license fee equal to one million dollars ($1,000,000) upon execution of this Agreement. This fee shall be nonrefundable, and shall be noncreditable against any future obligations of SangStat under this Agreement.
    Milestone Payments. SangStat shall make the following milestone payments to Abgenix within the number of days specified below with respect to the applicable milestone after the first achievement of each of the following milestones (or, in the event that any such milestone is achieved by Abgenix, after both parties have acknowledged in writing the achievement of such milestones) (except as otherwise provided in this Section 3.2):

Milestone	Payment
[ * ]	$1 million
[ * ]	$1 million

    The milestone payments received by Abgenix under this Section 3.2 shall be non-refundable and noncreditable.

  Development
    Clinical Development Responsibilities. The Clinical Development Committee shall oversee the Development of Licensed Products in order to obtain Regulatory Approvals as soon as practicable, as set forth in this Article 4 and in accordance with Section 2.2.3. The Parties shall allocate responsibilities for conducting specific Development tasks among themselves according to the then-current Development Plan. SangStat and Abgenix each agree to use Commercially Reasonable and Diligent Efforts to develop the Licensed Products promptly and in such a manner as to maximize and optimize Product Profit.
    Right to Engage Third Parties. Each party may use Third Parties to perform certain Development activities subject to the terms provided in this Section 4.2 and approval by the Steering Committee or other relevant committees, and the costs and expenses relating to such Third Party Development activities will be included in Development Expenses. Any material agreements entered into after the Effective Date (including amendments of agreements in effect as of the Effective Date), between Abgenix or SangStat and Third Party clinical research organizations or manufacturers relating to the Development or manufacture of Licensed Product shall be reviewed and approved by the Clinical Development Committee. Abgenix and SangStat agree to use reasonable efforts to provide in any such material agreement for allocations of intellectual property rights and for obligations of confidentiality and record-keeping that are consistent with the terms of this Agreement. Notwithstanding the foregoing, any agreements between Abgenix and Lonza Biologicals shall not be subject to approval by the Steering Committee or other committees provided for in this Agreement, but Abgenix shall coordinate with SangStat the negotiation of the commercial supply agreement with Lonza (retaining the right to redact information regarding its other products from the drafts). To the extent relevant to the manufacture and supply of Licensed Product hereunder and to the extent reasonable, Abgenix shall incorporate SangStat's comments into such agreement as it relates to the supply and manufacture of Licensed Product.
    Development Plans and Development Budgets
      Initial Development Outline. The Development of the Licensed Product shall be governed by a Development plan and an associated budget for such Development activities (the "Development Plan and Budget"), which, together with all amendment, modifications and updates thereto, shall be prepared by the Clinical Development Committee, for plan and budget approval by the Steering Committee. Attached hereto as Exhibit D is an initial proposed outline for the development plan as of the Effective Date (the "Initial Development Outline") which shall be reviewed and revised as soon as practicable by the Steering Committee and Clinical Development Committee as soon as those entities are constituted. The Clinical Development Committee shall amend and update the Development Plan and Budget, in a more detailed Development Plan and Budget on at least a semi-annual basis as provided in Section 4.3.3.
      Development Plan and Budget. Promptly after the Effective Date, the Clinical Development Committee shall update and refine the Initial Development Outline into a detailed and comprehensive Development Plan and Budget, which shall set forth, for each applicable country where Development is to be conducted, the detailed plan for all Development activities, the allocation between the Parties of responsibility for such activities, and the budget therefore, including preclinical studies, toxicology, formulation, process development, clinical studies, pharmaco-economic studies, quality of life assessments, and regulatory plans and other elements of obtaining Regulatory Approval in each applicable country. The Development Plan and Budget shall include a summary of estimated Development Expenses of the program expected during the Development process through obtaining Regulatory Approval for each proposed indication and route of delivery, as well as a detailed budget for all Development activities proposed for the calendar year following the adoption of such Development Plan and Budget. The Clinical Development Committee shall, as appropriate based on Development activities and results to date, amend or modify the then-current Development Plan and Budget and submit same to the Steering Committee for review, comment and approval; upon such approval, the amended Development Plan and Budget shall be effective and binding.
      Annual Revisions to Development Plan and Budget. At least sixty (60) days prior to the end of a calendar year, the Clinical Development Committee shall submit to the Steering Committee for its review and approval a Development Plan and Budget covering Development activities beginning in the following year. The Steering Committee shall provide comments on each such Development Plan and Budget within thirty (30) days following its submission to such committee. Within sixty (60) days following such original submission the Steering Committee shall either approve the Development Plan and Budget submitted by the Clinical Development Committee or approve a modified Development Plan and Budget prepared by the Steering Committee with input as appropriate from the Clinical Development Committee and consistent with the Parties' objectives for the Licensed Product. During the course of each calendar year, the Clinical Development Committee, by consensus, may approve increases of up to fifteen percent (15%) in the previously approved detailed budget contained in the Development Plan and Budget for that year. Mid-year increases that exceed such amount shall require approval of the Steering Committee.
    Development Efforts; Compliance with Regulatory Requirements. Each Party shall exert the efforts reasonably necessary to execute and substantially carry out the program described in each Development Plan and Budget within the budget approved for such activities, and to cooperate with the other in carrying out the Development Plan. Each Party or its permitted Third Party contractors shall perform its responsibilities under the Development Plan in accordance with all applicable FDA (or foreign equivalent) requirements, including without limitation then- current Good Laboratory Practices, Good Clinical Practices, and Good Manufacturing Practices.
    Development Milestones. Both parties agree to use Commercially Reasonable and Diligent Efforts to achieve the Development milestones set forth in the mutually acceptable Development Plan and Budget within the specified timetable for achievement of such milestones.
    Drug Approval Applications
      Responsibility for Filing for Licensed Product. Unless otherwise mutually agreed, SangStat shall have primary responsibility for overseeing the overall strategy for filing Drug Approval Applications and obtaining Regulatory Approvals subject to the approval of the Clinical Development Committee. As a general matter, unless otherwise agreed, the following shall apply:

      (a) SangStat shall be primarily responsible for seeking Regulatory Approvals for Licensed Products. Prior to submitting any Drug Approval Application, the Parties shall consult and cooperate in preparing such Drug Approval Application and their content and scope. Both parties shall have the right to review and comment on Drug Approval Applications in accordance with specific timelines or other arrangements agreed upon by the Parties, and each party's comments will be given all due consideration by the other Party. To the extent permitted by applicable laws and regulations, SangStat and Abgenix shall jointly own all regulatory submissions, including Drug Approval Applications for Licensed Products. Where applicable laws and regulations require one party to own such regulatory submissions and approvals, SangStat shall own such submissions and approvals. Regulatory documents shall be held at SangStat. The Parties shall also mutually agree as to which party shall be responsible for communications with regulatory agencies during the various phases of development under this Agreement, with the understanding that absent such agreement, the holder of the IND at that point in time shall be primarily responsible for such communications. Except to the extent otherwise required by relevant regulatory agencies or other governmental entities, all clinical data and reports related to clinical trials for Licensed Products shall be jointly owned by the Parties, and each Party shall have full use, for any purpose, of all such data and reports related to clinical trials for Licensed Products. All data, database information and reports from such clinical trials for Licensed Products shall be centralized and held at a location mutually acceptable to both parties.

      (b) Abgenix shall remain the legal and beneficial owner and holder of the IND currently on file and all Drug Approval Applications and related regulatory filings, if any, made prior to the Effective Date and shall remain the legal and beneficial owner of all associated rights and benefits accruing thereto by operation of law or regulation. Subject to the foregoing, Abgenix shall transfer to SangStat the currently filed IND (or foreign counterpart) upon completion of the current Phase II/III Clinical Trial.

      (c) If mutually agreed upon by the Parties, Abgenix and SangStat shall jointly file and own the Drug Approval Application for Licensed Product in the United States (and any other Drug Approval Application counterparts in other jurisdictions which permit joint ownership of such filings.) with the understanding that absent such agreement, SangStat shall file and own the Drug Approval Applications.

      (d) Abgenix shall be responsible for obtaining appropriate regulatory approvals for the manufacture of bulk Licensed Product by it or its Third Party manufacturers as of the Effective Date and by any other Third Party with which Abgenix may enter into an agreement with respect to the manufacture of bulk Licensed Product thereafter and fulfill and finish manufacturing thereof. After Regulatory Approval, Abgenix shall own all regulatory licenses and approvals related to Abgenix's performance of its manufacturing obligations hereunder.

      If SangStat cannot be the Filing Party. If the laws and regulations of any jurisdiction require arrangements different than those referenced above in Section 4.6.1, or the parties agree to employ different arrangements than those referenced above in Section 4.6.1, the following shall apply:

      (a) Filing Party. The Clinical Development Committee shall designate, for each regulatory jurisdiction, the Party (who may be a Third Party) who will be Commercializing the Product in such jurisdiction to be responsible for preparing and filing Drug Approval Applications and seeking Regulatory Approvals for the Licensed Product, (either directly or through a distributor) in such jurisdiction, including preparing all reports necessary as part of a Drug Approval Application (such Party is referred to as the "Filing Party" for such jurisdiction). Each Drug Approval Application shall be filed in the name of the Filing Party for the relevant jurisdiction, and a copy of each such Drug Approval Application shall be simultaneously provided to the other Party (the "Referencing Party"). For each Drug Approval Application, the Filing Party for such Drug Approval Application shall be responsible for prosecuting such Drug Approval Application and the Referencing Party shall have a right of cross-reference to such Drug Approval Application. In connection with all Drug Approval Applications being prosecuted by either Party as the Filing Party under this Section 4.6(a), the Filing Party agrees to provide the Referencing Party with a copy (which may be wholly or partly in electronic form) of all filings to regulatory agencies that it makes hereunder on a quarterly basis. The Parties shall consult and cooperate in the preparation of each and every Drug Approval Application and in obtaining Regulatory Approvals. Each Party shall provide the other Party with reasonable advance notice of any scheduled meeting with any regulatory agency relating to any Drug Approval Application for which it is the Filing party, and such other Party shall have the right to participate in any such meeting. Such Filing Party shall promptly furnish such other Party with copies of all material correspondence such Filing Party has had with any relevant regulatory agency, and contact reports concerning material conversations or material meetings with any regulatory agency, in each case relating to any such Drug Approval Application. All actual costs and expenses of a Party in conducting the Development activities hereunder shall, to the extent consistent with the then-current Development Plan and Budget, be included in Development Expenses.

      (b) Abgenix as Filing Party. Upon receipt of Regulatory Approval of each Drug Approval Application for a Licensed Product for which Abgenix is the Filing Party, if any, Abgenix shall submit an appropriate document to the regulatory agency designating SangStat as the Regulatory Agent, and thereafter SangStat shall assume primary responsibility for dealings with the Regulatory Authority with respect thereto, including filing all supplements and other documents with such agency with respect to such existing Drug Approval Application and reporting all adverse drug experiences relating to Licensed Product. However, Abgenix shall continue to have primary responsibility for dealings with such Regulatory Authority with respect to any commitments Abgenix has made to such agency prior to Regulatory Approval of such Licensed Product until such task has been completed (other than post-marketing survey or surveillance obligations that were approved by SangStat). In the event that any regulatory agency threatens or initiates any action to remove a Licensed Product from the market, SangStat shall notify Abgenix of such communication within one (1) business day of receipt by SangStat. In connection with all Drug Approval Applications and Regulatory Approvals with respect to which SangStat is Regulatory Agent, SangStat agrees to provide Abgenix with a copy (which may be wholly or partly in electronic form) of all filings to regulatory agencies that it makes hereunder.

      Orphan Drug Status. In the event that a Licensed Product is classified or designated as an orphan drug, the parties shall share equally all benefits resulting from such classification or designation, including, without limitation, benefits related to orphan drug tax credits. The Steering Committee, in consultation with the Finance Committee and/or Clinical Committee, shall develop mutually acceptable mechanisms to ensure the parties maximize and share equally such benefits related to orphan drug status. Such arrangements to maximize such benefits might include joint filing and ownership of the BLA. The Parties agree that if the Party who owns the Drug Approval Application receives orphan drug tax credits or other tax benefits related to orphan drug status of the Licensed Product, such Party shall provide the other Party a payment equal to 50% of the orphan drug tax credit or benefit received by the party owning the Drug Approval Application, unless the parties agree on another mutually acceptable mechanism. Such payment shall be made within sixty (60) days after the Party receives the benefit of the orphan drug tax credit, or files documents with the IRS or other governmental agency responsible for administering the orphan drug tax credit or benefit, whichever is earlier.

    Access to Adverse Event Reporting Information. In furtherance of the desire of the Parties that each have access to all relevant Information relating to Development, and the fact that, as Regulatory Agent SangStat shall have responsibility hereunder for the maintenance and monitoring of all safety and similar Information with respect to the Licensed Product, SangStat shall provide to up to four (4) of Abgenix's employees reasonable access to SangStat's place of business where access to such Information is generally made available to the relevant SangStat employees performing such Development and Information safety Information monitoring functions. All costs of such employees shall be Abgenix's, provided SangStat shall train such employees in whatever procedures are required to enable such employees to have such informational access with respect to Licensed Product, and provided further that such employees shall be subject to all SangStat security, safety and other relevant policies applicable to SangStat employees, and shall allow such employees access to review and copy all such Information (subject to Article 12).
    Costs of Development
      Method. All Development Expenses for the Licensed Product shall be shared equally by the Parties, pursuant to the accounting and reconciliation procedure in Section 4.8.2 below.

      Procedures. Each Party shall calculate and maintain records of Development Expenses incurred by it in accordance with accounting procedures to be agreed upon between the Parties. Each Party shall provide to the other Party written quarterly reports setting forth such Party's Development Expenses incurred during such preceding quarter, with such reports to be submitted within thirty (30) days after the end of each such calendar quarter. The Parties shall seek to resolve any questions related to such accounting statements within thirty (30) days following their receipt. The Party that has incurred a lesser amount of Development Expenses in the quarter covered by such report shall pay to the other Party one half (1/2) the difference in the Development Expenses of the Parties in such quarter within forty five (45) days following the end of such quarter. Unless otherwise agreed by the Finance Committee the procedures of this Section 4.8.2 shall govern financial and expense reconciliation prior to Regulatory Approval, and the provisions of Section 10.3 shall govern thereafter. Abgenix shall, in the first such report, include the total of its actual costs and expenses incurred in developing the ABX-CBL product for the period beginning January 1, 2000 and ending on the Effective Date, along with its Development Expenses incurred for the period of such report, and such costs and expenses shall be included in the total of Development Expenses of Abgenix for such quarter, as provided in Section 4.8.3 below.
      It is estimated by Abgenix that as of the Effective Date that Abgenix has incurred ABX-CBL development costs from January 1, 2000 to the Effective Date (the "Abgenix Year 2000 Pre-Effective Date Development Costs") in an amount approximating $4,800,000.00. The Parties acknowledge that Sangstat's obligation to reimburse Abgenix for 50% of such costs shall be subject to the audit and accounting reconciliation procedures provided for herein. Sangstat shall provide Abgenix with minimum reimbursement payments for its share of the Abgenix Year 2000 Pre-Effective Date Development Costs pursuant to the following schedule:

      (a) Sangstat shall pay Abgenix One Million Dollars ($1,000,000.00) on or prior to December 1, 2000; and

      (b) Any remaining reimbursement payment owed to Abgenix by Sangstat with respect to the Abgenix Year 2000 Pre-Effective Date Development Costs following the payment referenced in Section 4.8.3(a) (i.e, 50% of the audited and reconciled Abgenix Year 2000 Pre-Effective Date Development Costs minus $1,000,000.00) (the "Remaining Reimbursement Obligation") shall be paid by Sangstat to Abgenix as follows:

      50% of the Remaining Reimbursement Obligation by June 30, 2001
      50% of the Remaining Reimbursement Obligation by June 30, 2002
    Development Costs Incurred Prior to January 1, 2000
      ABX-CBL. Beginning on the first (1st) anniversary of the First Commercial Sale of a Licensed Product, which is ABX-CBL or is developed from ABX-CBL, SangStat shall reimburse Abgenix an amount equal to one-half (1/2) of the actual costs and expenses that Abgenix incurred in its development of the ABX-CBL Licensed Product up to and including December 31, 1999, which total shall not exceed Twelve Million Two Hundred Thousand Dollars ($12,200,000.00), (and SangStat's reimbursement obligation shall not exceed Six Million One Hundred Thousand Dollars ($6,100,000.00) until such time as such total amount has been reimbursed, according to the following reimbursement schedule:

      At the end of each year or twelve month period in which Net Sales were less than [ * ], the lesser of [ * ] of Net Sales or [ * ]; and

      At the end of each year in which Net Sales were greater than or equal to [ * ].

      Such amounts (or the pro rata amount thereof as needed to complete reimbursement hereunder) shall be payable within sixty (60) days of the relevant anniversary of the First Commercial Sale of a Licensed Product. If there is no First Commercial Sale of a Licensed Product, SangStat shall have no obligation to reimburse Abgenix for any such development expenses set forth in this Section 4.9.2.

      Licensed Products other than ABX-CBL. With respect to Licensed Products other than ABX-CBL which the parties agree to develop and/or commercialize pursuant to Article 6, SangStat shall reimburse Abgenix an amount equal to one-half (1/2) of the actual costs and expenses that Abgenix incurred in its development of the Licensed Product up to the point in time when Abgenix and SangStat enter into definitive agreements for the development and/or commercialization of the CD147 Antibody in question, until such time as such total amount has been reimbursed, according to the following reimbursement schedule: [  *  ] at the end of each year in which Net Sales were less than [ * ] at the end of each year in which Net Sales were greater than or equal to [ * ]. Such amounts (or the pro rata amount thereof as needed to complete reimbursement hereunder) shall be payable within sixty (60) days of the relevant anniversary of the First Commercial Sale of the Licensed Product in question.
    Suspension and Termination of Clinical Trial for Safety Reasons
      Notification. Either Party may notify the Clinical Development Committee that it wishes to suspend any clinical trial for reasons relating to the Safety of the Licensed Product that is the subject of such trial. The Parties shall confer as soon as possible thereafter with the Clinical Development Committee to determine the nature and severity of the Safety issues arising in such trial.
      Assessment. If at any time the Clinical Development Committee reviews the data and other information relating to the Licensed Product being assessed in a clinical trial of the Licensed Product and recommends termination of such trial, the Steering Committee shall proceed with regard to such clinical trial as set forth in Section 4.10.3. If the Clinical Development Committee reviews such data and information and does not recommend termination of such trial, then the Steering Committee shall cause the clinical trial in issue to continue.
      Termination. If at any time during the conduct of a clinical trial of a Licensed Product the Clinical Development Committee recommends termination of such trial for reasons relating to the Safety or efficacy of such Licensed Product, then the Steering Committee shall promptly meet to discuss such recommendation and the manner and timing for public disclosure of such termination. The Steering Committee shall then terminate such trial promptly unless it determines that the Clinical Development Committee made such recommendation without considering material information relating to the Safety or efficacy of such product, in which case such clinical trial shall be suspended until the Clinical Development Committee reviews such information and comments thereon. If the Clinical Development Committee reviews such additional information and then again determines that the trial should be terminated, the Steering Committee shall immediately terminate such trial and confer regarding the manner and timing of the public disclosure of such termination. If the Clinical Development Committee does not so recommend termination of such trial, the Steering Committee shall continue such trial.
      Alternative Approaches. Notwithstanding the foregoing, if both Abgenix and SangStat agree in writing upon an approach or procedure for reviewing and addressing any Safety issues arising in any clinical trial of Licensed Product other than that set forth in Sections 4.10.1 through 4.10.3, then the Parties shall be free to pursue such alternative approach.
    Development of Licensed Product for Additional Indications. Abgenix shall have the sole right to conduct research activities related to CD147 Antibodies. In the event that either Party wishes to have clinical development activities carried out in respect of the Licensed Product for any potential new indication, with a view to developing data to support Regulatory Approval for such Licensed Product for use in treating such new indication, it shall make a written proposal to the Clinical Development Committee setting forth in reasonable detail the scope of the research and development activities proposed, together with all data available to the Party making such proposal relating thereto. Such presentation shall be accompanied by a draft development plan and development budget for activities to support such Regulatory Approval for such additional indication. Neither party shall conduct research and development of the Licensed Product for any potential new indication without Steering Committee approval.
  Licenses
    Grant to SangStat. During the term of this Agreement, and subject to the terms and conditions of this Agreement, Abgenix hereby grants to SangStat and its Affiliates under the Antibody Patents, Abgenix Know-How and Abgenix's interest in the Project Rights (a) a co-exclusive license, without right to sublicense, to develop Licensed Products under the terms of this Agreement; and (b) an exclusive, worldwide license, with the right to sublicense to Sublicensees, to use, sell, offer to sell, and import Licensed Product for use in the Field, subject to Abgenix's rights and obligations under this Agreement.
    Grant to Abgenix
      Agreement Term. During the term of this Agreement, and subject to the terms and conditions of this Agreement, SangStat hereby grants to Abgenix and its Affiliates a nonexclusive, worldwide, royalty-free license in the Field, without right to sublicense, under the SangStat Rights and SangStat's interest in the Project Rights to the extent such SangStat Rights and Project Rights relate to the Licensed Products for Abgenix to make and have made Licensed Product on SangStat's behalf under this Agreement; provided, however, that Abgenix shall have the right to grant limited rights under the foregoing license to any subcontractor that Abgenix is permitted to engage pursuant to this Agreement to the extent any such subcontractor requires such rights to perform Abgenix's responsibilities under this Agreement on behalf of Abgenix.
      Post-Termination. In the event SangStat (a) terminates the Agreement pursuant to Section 16.4, or (b) elects to abandon Commercialization in any country or countries pursuant to Section 9.4, the provisions of Section 16.5 and Section 9.4 regarding the SangStat Voluntary Termination License shall apply.
    Assistance. Abgenix shall promptly provide SangStat with all Information and materials related to the Antibody Patents and Abgenix Know-How reasonably useful or necessary for SangStat to exploit the license granted in this Article 5, subject to the terms and conditions of this Agreement. Moreover, Abgenix shall provide SangStat with prompt and reasonable technical assistance in connection with the disclosure of such Information.
    Access to Third Party Intellectual Property. If, after the Effective Date, either Party determines that access to Third Party intellectual property rights is necessary or reasonably useful to develop, make, use, or sell the Licensed Products, such Party shall have the right to acquire or obtain a license under such rights upon notice to and approval of the Steering Committee. The costs of making such acquisition or obtaining and maintaining such license (i.e., all consideration paid in connection with such acquisition or license including, without limitation, up-front payments, milestones payments and royalties) shall be considered to be Development Expenses and/or Allowable Expenses (as applicable, depending on the time of incurring the cost); provided, however, that if a Party acquires or obtains a license under Third Party intellectual property rights that cover or claim a given aspect of Licensed Product (including formulation or delivery system), and if such technology and rights are at the time of acquisition or grant of a license to such Party intended for use with both Licensed Products and such Party's other products, or later is used in fact with such Party's products other than Licensed Products (other than pursuant to a separate agreement whereby such Party pays to such Third Person separate consideration with respect to such other product), then such Party may include as a Development Expense or Allowable Expense (as applicable) pursuant to this Section 5.4 only that portion of the consideration paid or payable to such Third Party for such technology and rights that reflects a pro rata share of such consideration, calculated based upon the number of products for which such Party then intends to use or uses such technology and rights, as determined in good faith by the Steering Committee.
    Bankruptcy. The Parties agree that the licenses granted under or pursuant to Article 5 of this Agreement are, and shall be, for purposes of Section 365(n) of the United States Bankruptcy Code, as such section may be amended, licenses to rights to "intellectual property" as defined in the Bankruptcy Code. The Parties agree that the licensee of such rights shall retain and may exercise all of its rights and elections under the Bankruptcy Code, including, without limitation, Section 365(n).
    Third Party Rights. It is understood and agreed that (a) the grant of rights under this Article 5 shall be subject to and limited in all respects by the terms of all applicable Abgenix In-License(s) pursuant to which Abgenix has acquired or may acquire any rights included in the Abgenix Rights, and (b) all rights or sublicenses granted under this Agreement shall be exclusive only to the extent that Abgenix shall have the right to grant such rights and sublicenses under the relevant Abgenix In-License(s).
    License Limitations. SangStat hereby covenants that neither it nor its Affiliates and Sublicensees shall use or practice the Abgenix Rights and Abgenix' interest in the Project Rights for any use or purpose except for the specific purposes expressly licensed under Section 5.1.
    No Implied Licenses. Only licenses and rights granted expressly herein shall be of legal force and effect. No license or other rights shall be created hereunder by implication, estoppel or otherwise.
    No Transfer of Title. The transfer of physical possession of any Abgenix Know How or other materials to SangStat by Abgenix, and the physical possession and use of such Abgenix Know How or materials by SangStat, shall not be (nor shall be construed as) a sale, lease, offer to sell or lease, or other transfer of title of such Abgenix Know How or materials to SangStat.
  Other CD147 Antibodies

  Abgenix shall have the sole right, but not the obligation, to conduct research and development activities with respect to CD147 Antibodies other than ABX-CBL. Abgenix shall make all decisions regarding such activities and shall conduct such activities at its own election and cost. Neither Party may commercialize any CD147 Antibody without the written consent of the other Party. Subject to the foregoing, SangStat shall have the right to commercialize any CD147 Antibody, subject to and under the terms and conditions contained in this Article 6. In the event that that Abgenix identifies a CD147 Antibody that shows statistical superiority to ABX-CBL in achieving an FDA validated end point in a dog or primate model, Abgenix shall notify the Steering Committee. The Steering Committee shall then determine whether the CD147 Antibody in question would be suitable for a joint development and commercialization program for GVHD or other indication, which program would be governed by the terms and conditions set forth herein unless otherwise mutually agreed. If, and only if, the Steering Committee agrees to proceed with a joint development and commercialization program for such CD147 Antibody on the terms and conditions provided herein, such CD147 Antibody shall be deemed a Licensed Product and shall be governed by the terms herein accordingly. In the event that the Steering Committee does not agree to proceed with a joint development and commercialization program for such CD147 Antibody, either Party (the "Developing Party") may provide the other Party (the "Non-Developing Party") with a written proposal wherein the Developing Party would (i) request the right to develop the CD147 Antibody on its own and/or with a Third Party, and (ii) propose the terms and conditions upon which the Developing Party would conduct sole development and commercialization. Thereafter, Abgenix and SangStat shall enter into good faith negotiations regarding the terms and conditions upon which the Developing Party would proceed with the sole development of the CD147 Antibody. If Abgenix voluntarily terminates this Agreement under Section 16.4, SangStat shall continue to have an option with respect to such CD 147 Antibody on the terms and conditions provided herein.

  Intellectual Property; Patent Prosecution
    Disclosure of New Intellectual Property. Each Party shall disclose Project Rights made by such Party to the other Party promptly after the disclosing Party learns of such Project Right having been made, identified or discovered.

    Ownership. Inventorship of Project Know-How, or any Project Patents shall be determined in accordance with United States patent law (as so determined, "Inventorship", and "Invent" shall be interpreted accordingly.) The Party Inventing any Project Know-How, or any invention claimed by a Project Patent or for which a Project Patent may be filed in accordance with this Article 7, shall own such Project Know-How and Project Patents. If the Parties jointly Invent any Project Know-How, or any invention that is or shall be the subject of a Project Patent, then the Parties shall jointly own such Project Know-How and Project Patent. In the case of Project Know-How, the Party creating or developing any Project Know-How shall own such Project Know-How, or if the Parties jointly create, develop any Project Know- How, the Parties shall jointly own such Project Know-How.
    Abgenix Patent Prosecution Responsibilities. Except to the extent SangStat is responsible for prosecution pursuant to Section 7.4, Abgenix shall use reasonable efforts to prepare, file, prosecute and maintain, (including, without limitation, conducting all related interference proceedings) (collectively, "Prosecute") patent applications and patents for all Antibody Patents and all Project Patents that are owned by Abgenix, and subject to Abgenix' internal Prosecution strategy. Abgenix will endeavor to ensure that such patent applications are filed before any public disclosure of the subject matter they claim by either Party in order to maintain the ability to obtain patent protection outside of the United States. At least thirty (30) days prior to the contemplated filing date, Abgenix shall submit to SangStat for review and comment a substantially completed draft of any patent application within such Abgenix Project Patents that relate to the Field before the first filing of such patent application in any jurisdiction; provided, however, SangStat agrees to review and provide such comments, if any, to Abgenix on an expedited basis if necessary to avoid loss of Patent Rights.
    SangStat Patent Prosecution Responsibility
      SangStat Option to Prosecute. Subject to Section 7.4.3, and except to the extent assigned to Abgenix pursuant to a SangStat Patent Discontinuation Election (as defined below), upon thirty (30) days written notice to Abgenix, SangStat will have the right in SangStat's reasonable discretion, to Prosecute patent applications and patents within the Antibody Patents and/or Project Patents, to the extent that such Project Patents cover methods of use of Licensed Products within the Field. Upon Abgenix's receipt of such thirty (30) days written notice, the Parties shall confer to discuss the logistics of SangStat's Prosecution of such Project Patents. SangStat will ensure that such patent applications are filed before any public disclosure by either Party in order to maintain the ability to obtain patent protection outside of the United States. At least thirty (30) days prior to the contemplated filing date, SangStat shall submit to Abgenix for review and comment a substantially completed draft of any such patent application which first discloses any Information discovered or developed in the course of the Project before the first filing of such patent application in any jurisdiction; provided, however, Abgenix agrees to review and provide such comments, if any, to SangStat on an expedited basis if necessary to avoid loss of Patent Rights. SangStat will make a reasonable effort to adopt Abgenix's suggestions and include Abgenix's comments and recommendations regarding such draft. Furthermore, SangStat will confer with Abgenix and make a reasonable effort to adopt Abgenix's suggestions regarding the prosecution of such patent applications and will provide to Abgenix a copy of any official actions and submissions in such patent applications. The costs of such Prosecution by SangStat shall be borne solely by SangStat and shall not be included as a Marketing Expense.
      SangStat Patent Discontinuance Election. Should SangStat (at its discretion) not wish to Prosecute any Project Patents it has the right to Prosecute pursuant to Section 7.4.1 in any particular country, SangStat will provide Abgenix with thirty (30) days advance written notice of its intentions ("SangStat Patent Discontinuance Election"). Upon Abgenix's receipt of a SangStat Patent Discontinuance Election, Abgenix may elect continue to Prosecute or issue any such Project Patent at its own expense by providing SangStat with written notice of the same within thirty (30) days of its receipt of such SangStat Discontinuance Election. Upon such election by SangStat: (i) SangStat shall grant Abgenix any necessary authority to file, prosecute, issue and maintain such Project Patent at issue; (ii) SangStat shall assign such Project Patent to Abgenix; and (iii) thereafter any such Project Patent shall no longer be Project Patents or Antibody Patents (as applicable) covered by the license granted to SangStat under Section 5.1, and exclusive rights thereto shall remain with Abgenix. Until such assignment of the Patent Rights at issue is complete, SangStat shall take reasonable efforts to maintain or otherwise ensure that patent protection will not be lost with respect to such Project Patent provided Abgenix does not unreasonably delay the assignment thereof.
      Abgenix Responsibility. To the extent that it is not feasible to prosecute the Project Patents described in Section 7.4.1 separately from the Patent Rights Abgenix has the responsibility to Prosecute pursuant to Section 7.3, then Abgenix shall continue to Prosecute such Patent Rights described in Section 7.4.1.
    Costs. Except as otherwise provided in Section 7.4, as of the Effective Date, all Patent Expenses incurred subsequent to the Effective Date to Prosecute all Antibody Patents and Project Patents shall be included in Development Expenses or Allowable Expenses (as applicable) as they are incurred.
    Public Disclosure. Each Party agrees to delay any public disclosure of the subject matter of any Project Patent that relates to the Field until at least eighteen (18) months after first filing date of such Project Patent, and after such time to publish such subject matter only in accordance with the publication guidelines set forth in Article 12.
    Notice of Certification. Abgenix and SangStat each shall immediately give notice to the other of any certification filed under the U.S. "Drug Price Competition and Patent Term Restoration Act of 1984" claiming that an Antibody Patent or a Project Patent is invalid or that any infringement will not arise from the manufacture, use, import, offer for sale or sale of a product containing ABX-CBL by a Third Person. SangStat shall have the first right to initiate any infringement proceeding against the entity making such a certification. If SangStat decides not to bring infringement proceedings, it shall give notice to Abgenix of its decision not to bring suit within twenty-one (21) days after receipt of notice of such certification. Abgenix may then, but is not required to, bring suit against the Third Person that filed the certification. Any suit by SangStat or Abgenix shall either be in the name of SangStat or in the name of Abgenix, or jointly by SangStat and Abgenix, as may be required by law. For this purpose, the Party not bringing suit shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the Party bringing suit.
    Patent Term Extensions. The Parties shall cooperate with each other in gaining patent term extension wherever applicable to Antibody Patents or Project Patents related to the Field. The Steering Committee shall determine which such patents shall be extended. All filings related to Antibody Patents and Project Patents for such extensions and certificates shall be made by the Party responsible for Prosecution of such Patent Rights in accordance with this Article 7.
    Trademarks
      Selection; License; Expenses. Abgenix and SangStat shall select one or more new trademarks as they deem appropriate for marketing the Licensed Product. Such trademarks shall be owned jointly by Abgenix and SangStat (collectively, the "New Trademarks"); provided, however, that if required by law in any country, Abgenix shall own the New Trademarks in that country and shall grant an exclusive license under Abgenix's entire right, title and interest in and to such New Trademarks to SangStat. Notwithstanding the foregoing, Abgenix shall own all trademarks filed by Abgenix prior to the Effective Date that relate to ABX-CBL or Licensed Product (the "Abgenix Marks"), and Abgenix hereby grants SangStat an exclusive license under the Abgenix Marks solely for use with Licensed Products (such Abgenix Marks together with the New Trademarks are referred to as the "Trademarks"). Packaging for Licensed Products would bear the names of both Parties to the extent permitted and/or required by law. Expenses for registration of the New Trademarks shall be included as Allowable Expenses.
      Infringement of Trademarks. The parties shall develop mutually acceptable mechanisms to protect, defend and maintain each Trademark, and all registrations therefore, and each Party shall notify the other Party promptly upon learning of any actual, alleged or threatened challenges to or infringement of a trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses. Upon learning of such offenses SangStat shall have the obligation to, in consultation with Abgenix, institute and control an appropriate action or proceeding to halt the offense, unless the Parties otherwise mutually agree. Abgenix shall have the right to participate fully in all such actions or proceedings.
      Costs of Defense. All of the unrecovered costs, expenses and legal fees (including internal costs and expenses) in bringing, maintaining and prosecuting any action to maintain, protect or defend a Trademark (or registration therefor) covering a Licensed Product shall be a Marketing Expense, and any recovery resulting from such actions shall be included in Other Revenue.
  Third Party Patent Rights
    Notice. If the development, manufacture, use, importation, offer for sale or sale of the Licensed Product results in a claim for patent infringement or other violation of intellectual property rights of any Third Person, the Party to this Agreement first having notice of such claim shall promptly notify the other Party in writing. The notice shall set forth the facts of the claim in reasonable detail.
    Litigation. In the event that a Third Person brings against either Abgenix or SangStat (but not both) a claim that the development, manufacture, use, importation, offer for sale or sale of the Licensed Product infringes such Third Person's Patent Rights or misappropriates such Third Person's trade secret rights, the party against whom such claim is directed shall have the right to defend such claim, and prosecute any counterclaims, or any other claims that may arise in connection with such claim. If such claim names both Abgenix and SangStat, unless otherwise mutually agreed, Abgenix shall have the first right to defend against any claim. In such event, Abgenix's out- of-pocket costs and expenses, including without limitation reasonable attorney's fees, related to such actions shall be included as Development Expenses or Allowable Expenses (as applicable) and included in Abgenix' regular reports of Development Expenses or Allowable Expenses (as applicable) for reimbursement. SangStat shall cooperate with Abgenix at Abgenix's request in such defense and prosecution and shall have the right to be represented by counsel of its own choice at its own expense. If Abgenix declines to defend a claim directed against both SangStat and Abgenix, SangStat shall have the right to defend such claim. If either party is required by a final court order or a settlement entered into in good faith to make any payments (including royalty payments on future sales of Licensed Product by SangStat) to a Third Person in connection with the disposition of such claim, such payments shall be included in Development Expenses or Allowable Expenses (as applicable) of such party. Any settlement, consent judgment or other voluntary final disposition of a suit under this Section 8.2 requires the written consent of the other party (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, if the claim involves an allegation of a violation of the trade secret rights of a Third Person, the Party accused of such violation shall have the obligation to defend against such claim and shall indemnify the other Party against all costs associated with such claim.
    Opposition to Third Party Patent Rights. Abgenix shall have the right to oppose any Patent Rights owned by a Third Party that may affect either Party's rights to make, use, sell, offer to sell or import Licensed Product anywhere in the world. SangStat shall cooperate with Abgenix at Abgenix's request in all such oppositions. All costs and expenses associated with any such opposition shall be included as Development Expenses or Allowable Expenses (as applicable).
  Commercialization
    Commercialization. SangStat and Abgenix each agree to use Commercially Reasonable and Diligent Efforts to market, sell and otherwise commercialize the Licensed Products promptly and in such a manner as to maximize and optimize Product Profit. Subject to the terms of this Agreement, SangStat and its Affiliates shall have the sole right and be solely responsible for Commercialization of all Licensed Products worldwide. SangStat may engage Distributors or Sublicensees to promote, market and sell the Licensed Products, provided that such engagements, and all agreements implementing them, are approved by the Steering Committee.
    Commercialization Plan; Commercialization Budget. On an annual basis commencing on the filing of an Drug Approval Application with respect to any Licensed Product, SangStat shall provide to the Steering Committee for review and approval SangStat's plan for Commercialization of the Licensed Products worldwide, and shall include a report of the current status of such Commercialization activities with each annual such plan and report (collectively, the "Commercialization Plan"). To accompany each Commercialization Plan, SangStat shall submit a projected budget for commercialization activities covered by such Commercialization Plan (a "Commercialization Budget") for approval by the Steering Committee. SangStat shall cooperate with the Steering Committee to revise the Commercialization Budgets as the Steering Committee may deem appropriate or desirable.
    Commercialization Efforts. SangStat agrees to exert good faith diligent efforts to execute and carry out the Commercialization Plan and to do so within the Commercialization Budgets. In addition, SangStat shall use such efforts in Commercialization of Licensed Products similar to and no less rigorous than the approach it uses in commercializing its own pharmaceutical products of similar nature and market potential.
    Countries of Commercialization. SangStat agrees that it shall upon achieving applicable Regulatory Approval, Commercialize the Licensed Products in each Major Market. In countries other than the Major Markets, SangStat shall use Commercially Reasonable and Diligent Efforts to Commercialize the Licensed Products. In each Major Market, if SangStat fails to seek Regulatory Approval for a Licensed Product within a reasonable period of time after Regulatory Approval has been obtained in the United States, or fails to launch such product within 12 months after Regulatory Approval has been obtained in such Major Market country, then SangStat shall be deemed to have abandoned the country in question, in either case other than at the discretion of the Steering Committee. In such event, with respect to such country, the provisions of Section 16.5 regarding SangStat's grant of the SangStat Voluntary Termination License shall apply.
    Pricing, Pricing Approvals and Product Distribution. SangStat shall notify Abgenix of the overall pricing strategy that SangStat proposes to recommend for the Licensed Product at least ninety (90) days prior to commercial launch of such product. If Abgenix does not agree with the recommended prices proposed to be charged by SangStat with respect to a Licensed Product, it may prepare its own analysis of the market potential and recommended price for such Licensed Product and present such analysis and recommendation to SangStat and to the Steering Committee for its consideration. If the Steering Committee is unable to agree on a price after reviewing the submissions from Abgenix and SangStat, SangStat shall have the right to make the final pricing decision. SangStat warrants, covenants and represents that it (i) shall use Commercially Reasonable and Diligent Efforts to develop a pricing strategy which maximizes Product Profit and (ii) shall not price Licensed Product so as to maximize sales of other products at the expense of the Licensed Product (e.g., SangStat shall not sell Licensed Product as a "loss leader").
    Adverse Event Reporting. Prior to Regulatory Approval, each Party shall report all adverse events in accordance with applicable laws and regulations and such procedures as the Parties shall agree upon from time to time. At all times after the approval of any Drug Approval Application or equivalent thereof, SangStat shall be responsible for collecting, collating and reporting to the appropriate regulatory authority all adverse drug experiences.
    Product Recalls. As an exception to the general authority of SangStat under this Article 9, if SangStat commences an internal product quality investigation of Licensed Product, it shall promptly notify and consult with Abgenix regarding such investigation. Further, if either Party believes that a recall of a Licensed Product is necessary, such Party shall notify and consult with the other Party within two (2) working days of its determination, and both Parties shall cooperate in notifying the appropriate Regulatory Agency to regarding such potential recall. Such interaction with the appropriate Regulatory Agency shall occur under the direction of the Steering Committee but the holder of the Regulatory Approval shall be sole source of communication with the Regulatory Agency. In the event of a dispute about whether to contact the appropriate Regulatory Agency, such contact shall occur. The expenses of a Licensed Product recall shall be included in Allowable Expenses of the incurring Party.
  Profit Sharing and Royalties
    Product Profits and Loss Sharing. Abgenix and SangStat shall share the Product Profit or Loss in the Territory resulting from the Agreement in the following manner: (a) Abgenix shall be allocated fifty percent (50%); of the Product Profits or Losses from the sale of Licensed Products and (b) SangStat shall be allocated fifty percent (50%) of the Product Profits or Losses from the sale of Licensed Products.
    Development Cost Sharing. Abgenix and SangStat agree to share the Development Costs in the Territory resulting from the Agreement as provided in Section 4.8 and 4.9 of the Agreement.
    Accounting and Payment. Following Regulatory Approval, within fifteen (15) days of the end of each calendar quarter, each Party shall provide the other Party and the Steering Committee an estimate of its revenues and Allowable Expense items involved in the computation of Product Profit and incurred or recognized during such quarter with respect to License Product. Within forty (45) days of the end of each calendar quarter, each Party shall provide a written report to the other Party and the Steering Committee all of its revenues and all Allowable Expense items (with appropriate supporting information) involved in the computation of Product Profit and incurred or recognized during such quarter with respect to License Product. Each Party's financial representative will disclose the project cost system methodologies used, and any material changes thereto, to the other Party's financial representative. Within thirty (30) days after receipt of such written reports, the Steering Committee shall promptly direct the remittance between the Parties of an Equalization Payment. Any payment required by this Section 10.3 shall be made in any event within thirty (30) days of the due date of the receipt of reports described in the first sentence of this paragraph. SangStat shall perform the consolidated reporting of the Collaboration to the Steering Committee or its designee in close cooperation with Abgenix. This will be the basis for the Collaboration accounting and determining of payments to the Parties. SangStat shall provide Abgenix with a copy of the Collaboration consolidated reporting and the calculation serving as the basis of determining payments to the Parties. Abgenix will provide SangStat with financial statements for both their activities in the Territory, prepared in accordance with the terms contained in the Financial Planning, Accounting and Reporting Procedures in order for SangStat to prepare the consolidated reports.

    Start of Operations and Effective Accounting Date Termination. Operation of the Collaboration will be deemed to have commenced as of the Effective Date of the Agreement. Costs and expenses incurred prior to such date are not chargeable to the Collaboration except as set forth in Section 4.9. The Parties shall share Product Profit as provided in this Article 10 with respect to Licensed Product until all Licensed Products are permanently withdrawn from the market and is no longer being sold anywhere in the world. Following such termination, the Parties shall conduct a final reconciliation in accordance with this Article 10.
    Sales by Sublicensees. Notwithstanding anything to the contrary in this Agreement, in the event SangStat grants sublicenses to others for the sale of Licensed Product to the extent permitted hereunder, such sublicenses shall include an obligation for the Sublicensee to account for and report to the Steering Committee its Net Sales of Licensed Product on the same basis as if such sales were made by SangStat.
    Payment Currency. Payments by SangStat under this Agreement shall be paid to Abgenix in U.S. dollars by wire transfer of immediately available funds to an account at a commercial bank designated by Abgenix. Payment by Abgenix to SangStat will be made in U.S. dollars by wire transfer of immediately available funds to an account designated by SangStat. Each Party shall designate a commercial bank to receive funds pursuant to this Article 10 at least five (5) business days before payment is due. Where payments are based on Net Sales or Other Revenues in countries other than the United States, the amount of such Net Sales or Other Revenues (as applicable) expressed in the currency of each country shall be converted into U.S. dollars at the average daily exchange rate for the applicable quarter as quoted by Reuters throughout such quarter.
    Accounting
      For the purposes of determining all costs and expenses hereunder, any cost or expense allocated by either Party to a particular category for a Licensed Product shall not also be allocated to another category for such Licensed Product.
      Each Party agrees to determine Net Sales or Other Revenues, Allowable Expenses, Development Expenses and all other costs and expenses hereunder with respect to Licensed Products using its standard accounting procedures, consistent with United States Generally Accepted Accounting Principles, to the extent practical as if such Licensed Products were solely owned products of each Party, except as specifically provided in this Agreement. The Parties also recognize that such procedures may change from time to time and that any such changes may affect the definition of Net Sales or Other Revenues, Allowable Expenses, Development Expenses and such other costs and expenses. The Parties agree that, where such changes are economically material to either Party, adjustments shall be made to compensate the affected Party in order to preserve the same economics as reflected under this Agreement under such Party's accounting procedures in effect as of the date on which the activity in question (for example, Development, Commercialization or manufacturing) first commences under this Agreement. Where the change is or would be material to one Party, the other Party shall provide an explanation of the proposed change and an accounting of the effect of the change on the relevant revenue, cost or expense category.
  Manufacture and Supply
    Manufacture and Supply. Subject to Sections 11.2 and 11.3, Abgenix will manufacture, fill, finish, package and label, or arrange for the manufacture, fill, finish, packaging and labeling by a Third Party of, the Licensed Products and supply same hereunder for Development activities under Article 4 and for Commercialization activities under Article 9 hereof, pursuant to the terms of this Article 11. Payments to Third-Party manufacturers for such activities and directly related costs incurred prior to the commencement of manufacture of material useful for commercial sale will be Development Expenses, if incurred pursuant to the Development of Licensed Products.
    Third Party Manufacturing Subcontractors. SangStat recognizes and agrees that Abgenix may perform its manufacturing responsibilities hereunder by the use of Third Party subcontractors, including without limitation, Lonza in accordance with the provisions of Section 4.2.
    Process Development; Manufacturing Approvals. Abgenix will use Commercially Reasonable and Diligent Efforts to develop or have developed on its behalf a process for the manufacture of bulk Licensed Product and to scale up that process to a scale sufficient to manufacture and supply the demand for Licensed Products anticipated in the Initial Development Outline. Abgenix will use Commercially Reasonable and Diligent Efforts to make necessary filings to obtain, or to cause a Third-Party manufacturer of Licensed Products to make necessary filings to obtain, Regulatory Approval for the manufacture of Licensed Products as part of the approval of a Drug Approval Application for the Licensed Product and to permit SangStat to reference such manufacturing Regulatory Approvals in its Drug Approval Application for the Licensed Products. Such filings shall include the filing of a Drug Master File in the United States and the equivalent thereof in the other countries of the world in which the Parties seek Regulatory Approval of Licensed Products. Once such filings are made, no changes to the process for the manufacture of Licensed Product shall be made that would require approval of the relevant Regulatory Authority without the prior written approval of both Parties.
    Auditing Rights. No more than once per twelve-month period, SangStat shall have the right upon thirty (30) days prior written notice to audit and inspect the manufacturing facility and the production and quality control areas, related departmental and Licensed Product documentation to ensure compliance with cGMP and to confirm that the Licensed Product is being manufactured and tested in accordance with the terms of this Agreement. If an audit reveals significant concerns, then SangStat shall have the right to conduct a follow-up audit within the same twelve-month period.
    Regulatory Authority Inspections. In addition, SangStat will be informed immediately by telephone of any process exceptions (whether or not authorized in advance by SangStat), which exception would be reportable under the reporting requirements to a Regulatory Authority and all Regulatory Authority inspections or notices concerning any Licensed Product or the facility. Abgenix shall notify SangStat promptly of any and all changes of its regulatory status, resulting from a site inspection or any other action from any Regulatory Agency. Abgenix shall provide SangStat with copies of any reports, citations or other materials relating to such inspections and which relate, directly or indirectly, to the Licensed Product that are provided by such Regulatory Agency to Abgenix. In addition, Abgenix shall provide SangStat with copies of all reports prepared by Abgenix in connection with such inspection. SangStat shall have an opportunity to review such reports and conclusions and provide direction with respect to such reports and conclusions.
    Forecasting
      Clinical Supply. The Clinical Development Committee shall be responsible for preparing eighteen (18) month rolling forecasts for quantities of Licensed Product sufficient to support clinical trials and update such forecast quarterly.
      Commercial Supply. SangStat shall provide to Abgenix with eighteen (18) month rolling forecasts of quantities of Licensed Product to be ordered by SangStat during the applicable months (a "Forecast").

      (a) Pre-Approval Forecasts. SangStat shall provide the first such Forecast within thirty (30) days after the Parties decide to file the Drug Approval Application for a Licensed Product (the "First Pre-Approval Forecast"). SangStat shall continue to provide rolling forecasts quarterly until the Parties receive the first Regulatory Approval of the Licensed Product in a Major Market country, and the last such forecast provided by SangStat prior to such Regulatory Approval shall be deemed the "Last Pre-Approval Forecast." The quantity forecasted by SangStat in the Last Pre-Approval Forecast shall not be greater than two hundred percent (200%), nor less than fifty percent (50%), of the quantity of Licensed Product forecast in the First Pre-Approval Forecast.

      (b) Post Approval Forecasts. For Forecasts made by SangStat after the first Regulatory Approval (the "Post Approval Forecasts") the following shall apply. Within thirty (30) days following Regulatory Approval, SangStat shall submit its first binding Post Approval Forecast, which shall forecast the same quantities of Licensed Product forecast in the Last Pre- Approval Forecast. At the beginning of each quarter, SangStat shall submit to Abgenix a Post-Approval Forecast. All Post Approval Forecasts shall become binding with respect to quantities to be ordered for five months following the submission of such Post-Approval Forecast. SangStat may vary the quantity of Licensed Product forecast for such quarter up or down by twenty percent (20%) from the amount forecasted for such quarter in the most recent Post Approval Forecast. SangStat shall submit purchase orders on the first day of each quarter for delivery in the quarter following the quarter for which the purchase order was submitted. Notwithstanding anything to the contrary herein, Abgenix shall have no obligation to fill any order in any Post Approval Forecast to the extent the quantity in any Post Approval Forecast exceeds the 20% quarterly cap on Licensed Product forecast variances referenced in this Section. While Abgenix shall have no obligation to fill such orders that exceed such cap, Abgenix shall use commercially reasonable efforts to attempt to fill such orders.

      Sales Forecasts and Facilities Planning. One year prior to the estimated launch of the Licensed Product and on October 1 of every year thereafter, SangStat shall provide Abgenix with a forecast of its estimated purchases and sales of Licensed Product for the twenty four month period commencing on the first day of the following January (the "Sales Forecast"). The Sales Forecast shall be non-binding upon SangStat, but shall be used by Abgenix to evaluate and make decisions regarding long-term manufacturing facility capacity requirements for its timely manufacture of Licensed Product. While SangStat shall have the ability to reasonably increase the Sales Forecasts from year to year, if Abgenix determines that unforeseeable increases in the Sales Forecasts will result in Abgenix having less than twenty four months of lead time to secure sufficient manufacturing capacity to meet such Sales Forecast, Abgenix shall promptly notify SangStat in writing. In the event of such notification, the Parties shall discuss and agree upon a plan for satisfying the differential needs. Notwithstanding Section 11.14 herein, Abgenix' inability to supply the differential needs for Licensed Product due to inadequate lead time for capacity planning (i.e. notice to Abgenix of less than twenty four months shall not be a breach by Abgenix of its supply obligations). Notwithstanding the foregoing, Abgenix shall undertake to use Commercially Reasonable and Diligent Efforts to supply Licensed Product to meet the entirety of all Sales Forecasts.
    Quality Testing. Abgenix shall perform or have performed quality control tests and assays on all Licensed Product in accordance with the Specifications. Furthermore, Abgenix shall provide SangStat with a Certificate of Analysis and a Certificate of Compliance for each batch of Licensed Product delivered to SangStat. The Certificate of Compliance shall certify that each such batch was reviewed and meets all regulatory requirements. The Certificate of Analysis shall certify that each such batch was tested and meets all relevant Specifications and shall include the assay results for the specific lot, along with the Specifications. Abgenix or its Third Party manufacturer shall permit SangStat's designated representatives to inspect and visit from time to time the facilities at which such Licensed Products are manufactured, stored or tested for the purpose of determining compliance with this Agreement, as well as all pertinent regulatory requirements. Such inspections shall occur during regular business hours upon reasonable notice and no more frequently than quarterly and shall be subject to appropriate confidentiality and security restrictions.
    Specifications. The Parties agree that the manufacture of Licensed Products must be in full compliance with all aspects of then current GMPs. The Parties, in consultation with the Clinical Development Committee, shall develop the Specifications, including any necessary documentation, certificates of analysis and test results, for the bulk, filled, finished, packaged and labeled Licensed Products to be manufactured under this Article 11. The Clinical Development Committee shall review and approve the final Specifications for Licensed Product that are to be submitted to the applicable Regulatory Agency for approval.
    Shipment of Licensed Products. All shipments of Licensed Product from Abgenix will be shipped in compliance with all applicable transportation and shipping laws and regulations to a carrier designated by SangStat. All shipping costs and costs associated with risk of title and loss of Licensed Product shall be shared equally by the Parties and shall be an Allowable Cost.
    Warranties. Abgenix hereby warrants and covenants that (a) Licensed Product it manufactures and supplies hereunder will, on the date of shipment, comply with the Specifications as then in effect; (b) it shall manufacture, store and ship Licensed Product in compliance with all applicable Regulatory Agencies' laws and regulations, including, without limitation, the current good manufacturing practices regulations of the FDA; and (c) when shipped, Materials will not be adulterated or misbranded within the meaning of the Food, Drug &Cosmetic Act and corresponding regulations issued by applicable Regulatory Agencies. SangStat's sole and exclusive remedy for breach of the foregoing warranty shall be replacement, at no cost, of the non-conforming License Product.
    Acceptance. Upon receipt of a shipment of Licensed Product from Abgenix, SangStat may determine, using mutually acceptable criteria and assay methods, whether such shipment meets the Specifications and applicable regulatory requirements. SangStat shall notify Abgenix in writing promptly if any such Licensed Product fails to meet said Specifications and requirements. If Abgenix has not received such written notice within forty five (45) days after any Licensed Product has been received by SangStat, then such Licensed Product shall be deemed to have met the Specifications. Upon receipt of any such written notice of non-conformance within the forty five (45) day inspection period, Abgenix shall either acknowledge that the subject Licensed Product does not meet the Specifications or resample the lot or batch in question and have said samples tested by an independent laboratory reasonably acceptable to SangStat. If such samples are determined by such independent laboratory to fail to meet the Specifications, then Abgenix shall replace the non-conforming Licensed Product as soon as reasonably possible. The Clinical Development Committee shall agree upon an independent laboratory within ninety (90) days following the Effective Date.
    Transfer Price for Clinical and Commercial Supply. SangStat shall pay to Abgenix a transfer price for each shipment of Licensed Products which shall be determined by a mutually acceptable mechanism developed by the Finance Committee referenced in Section 2.5, but which shall at least be equal to 100% of Abgenix's Fully Burdened Manufacturing Cost for the manufacture of the Licensed Product supplied by Abgenix hereunder. Such amount for each shipment shall be payable within forty-five (45) days of SangStat's receipt of such shipment.
    Shortage of Clinical Supply. In the event that Abgenix is, at any time during which clinical trials are ongoing anywhere in the world, unable to manufacture sufficient quantities of Licensed Product to satisfy worldwide demand for use in clinical trials of the Licensed Product, then the Clinical Development Committee will determine what quantity of Licensed Product will be allocated to the clinical trials then on-going to obtain Regulatory Approval and shall otherwise determine how to proceed in light of the shortage of Licensed Product.
    Alternative Manufacturing Site
      Identification. SangStat and Abgenix agree that a contingency plan shall be designed and agreed upon in good faith, within six (6) months of the Effective Date, to preclude Supply Deficiencies. To minimize the likelihood of a Supply Deficiency, promptly after the first Drug Approval Application for a Licensed Product is filed, the Clinical Development Committee shall identify a mutually agreeable alternate manufacturing site or third party manufacturer of such Licensed Product (a "Alternative Manufacturing Site") should a Supply Deficiency arise. The Alternative Manufacturing Site shall be Abgenix's manufacturing facility in Fremont California, unless such site is unavailable or unless otherwise mutually agreed. Upon approval of the Licensed Products, Abgenix shall provide the technical assistance and training, including the manufacturing specifications, formulations, processes and Technical Information necessary to manufacturing the Licensed Product, at no cost to such Alternative Manufacturing Site as may be necessary to enable the Alternative Manufacturing Site to manufacture Product or, if the Alternative Manufacturing Site is the Abgenix site in Fremont, California, seek the approval of the Regulatory Authority. Any costs associated with the identification approval of such Alternative Manufacturing Site shall be Allowable Expenses.
      Use of Alternative Manufacturing Site. If Abgenix is unable or unwilling to supply at least 85% of the amount of any Licensed Product, on a per order basis or in the aggregate for three consecutive orders (or three consecutive calendar quarters), properly ordered by SangStat pursuant to Section 11.6.2 hereof, then a Supply Deficiency shall be deemed to have occurred. Abgenix shall and hereby grants to the Alternative Manufacturing Site a non-exclusive license under the applicable Antibody Patents, Abgenix Know-How, and Abgenix's interest in the Project Patents to the extent related to Abgenix' then-current manufacturing procedures for Licensed Products, proprietary rights and technical information solely to manufacture Licensed Product for the above purpose. Such license to the Alternative Manufacturing Site shall terminate upon Abgenix being able to resume supplying Licensed Product.
  Confidentiality
    Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information and other confidential information and materials furnished to it by the other Party pursuant to this Agreement (collectively, "Confidential Information"), except to the extent that it can be established by the receiving Party that such Confidential Information:

    (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

    (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

    (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

    (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

    (e) was independently developed by employees or independent contractors of the receiving Party not having had access to the Confidential Information of the disclosing Party.

    In order to qualify as Confidential Information, such information or materials must be marked as confidential at the time of disclosure, or, in the case of information orally disclosed, confirmed in writing to be confidential within thirty (30) days of initial disclosure.

    Authorized Disclosure. Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or conducting preclinical or clinical trials, provided that if a Party intends to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, each Party shall be entitled to disclose, under a binder of confidentiality containing provisions as protective as those of this Article 12, Confidential Information to any Third Party for the purpose of carrying out activities authorized under this Agreement, including disclosures to authorized sublicensees and disclosures by Abgenix for purposes of the development and commercialization of products outside the scope of this Agreement. Nothing in this Article 12 shall restrict any Party from using for any purpose any information developed by it during the course of the collaboration hereunder.
    Survival. This Article 12 shall survive the termination or expiration of this Agreement for a period of five (5) years.
    Publications. Except as required by law, each Party agrees that it shall not publish or present any Confidential Information relating to the Licensed Product or the Field without the opportunity for prior review by the other Party. Each Party shall provide to the other the opportunity to review any proposed publications or presentations (including information to be presented verbally) which relate to the Field as early as reasonably practical, but at least two (2) weeks prior to their intended submission for publication (except with the consent of the Development Liaison Officer of the other Party) and such submitting Party agrees, upon written request from the other Party, not to submit such abstract or manuscript for publication or to make such presentation until the other Party agrees, which agreement shall not be unreasonably withheld. The Clinical Development Committee shall coordinate the approvals required under this Section 12.4.
  Infringement By Third Persons
    Notice. To the extent either Party becomes aware that any of the Antibody Patents, Abgenix Know-How, SangStat Rights or Project Rights related to or affecting the manufacture, use, sale, offer for sale or import of the Licensed Product are being infringed and/or misappropriated by a Third Party, the Party first having knowledge of such infringement/misappropriation shall promptly notify the other in writing. The notice shall set forth the facts of such infringement and/or misappropriation in reasonable detail.
    Prosecution of Actions Involving Licensed Product

    .

      Abgenix Right. Abgenix shall have the first right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any infringement or misappropriation of any Antibody Patents, Abgenix Know-How or Abgenix Project Rights, by counsel of its own choice. SangStat shall cooperate with Abgenix at Abgenix's request in the prosecution of such action or proceeding. If Abgenix reasonably determines that SangStat is an indispensable party to the action, SangStat hereby consents to be joined. In such event, SangStat shall have the right to be represented in that action by counsel of its own choice and at SangStat's expense.
      SangStat Right. SangStat shall have the first right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any infringement or misappropriation of any SangStat Rights, by counsel of its own choice. Abgenix shall cooperate with SangStat at SangStat's request in the prosecution of such action or proceeding. If SangStat reasonably determines that Abgenix is an indispensable party to the action, Abgenix hereby consents to be joined. In such event, Abgenix shall have the right to be represented in that action by counsel of its own choice and at Abgenix's expense.
      Costs. All actual costs and expenses (including legal costs and internal costs) related to prosecuting any actions under Section 13.2.1 or Section 13.2.2 to seek remedy for an infringement or misappropriation of any Antibody Patents or Abgenix Know- How or Abgenix Project Rights or SangStat Rights which relates to the Development or Commercialization of Licensed Product (a "Field Infringement") shall be included as Development Expenses or Allowable Expenses (as applicable). Notwithstanding the foregoing or anything to the contrary in this Agreement, Abgenix shall have the sole right (but not the obligation) at its sole discretion, to determine whether and how to proceed with respect to any infringement or misappropriation of any Abgenix Core Technology or Abgenix Core Technology Patents. In no event shall an infringement or misappropriation of any Abgenix Core Technology or Abgenix Core Technology Patents (i) be deemed to be a Field Infringement, or (ii) otherwise give SangStat any enforcement rights whatsoever.
      SangStat Election. If Abgenix fails to bring an action or proceeding within a period of one hundred twenty (120) days after receiving written notice from SangStat of a Field Infringement, SangStat shall then have the right to bring and control any such action by counsel of its own choice and at its own expense. If SangStat reasonably determines that Abgenix is an indispensable party to the action, Abgenix shall consent to be joined. In such event, Abgenix shall have the right to be represented in that action by counsel of its own choice and at Abgenix's expense.
      Abgenix Election. If SangStat fails to bring an action or proceeding within a period of one hundred twenty (120) days after receiving written notice from Abgenix of a Field Infringement regarding SangStat Rights, Abgenix shall then have the right to bring and control any such action by counsel of its own choice and at its own expense. If Abgenix reasonably determines that SangStat is an indispensable party to the action, SangStat shall consent to be joined. In such event, SangStat shall have the right to be represented in that action by counsel of its own choice and at SangStat's expense.
      Disposition. No settlement, consent judgment or other voluntary final disposition of a suit under this Section 13.2 may be entered into without the joint written consent of SangStat and Abgenix (which consent shall not be unreasonably withheld).
      Allocation of Recoveries. If Abgenix brings action seeking remedies for a Field Infringement, any damages or other monetary awards recovered by Abgenix based on such Field Infringement shall be included as Other Revenues in the calculation of Product Profit for the quarter in which Abgenix received such awards. If Abgenix fails to bring action for a Field Infringement, and SangStat brings action at its own expense, any damages or other monetary awards recovered by SangStat shall be applied first to defray the Parties' costs and expenses incurred in the action. If any balance remains, SangStat shall retain such balance.
  Representations and Warranties
    Mutual. Each of the Parties hereby represents and warrants to the other Party as follows:
      Agreement. It has the power to enter into this Agreement; this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms; and this Agreement has corporate authorization.
      No Conflict. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it. In addition, each Party has not, and during the term of the Agreement will not, grant any right to any Third Party relating to its respective patents and know-how which would conflict with the rights granted to the other Party hereunder.
      Debarrment. In the course of conducting Development of Licensed Products, such Party has not used and shall not use any employee or consultant that is debarred by the FDA or, to the best of such Party's knowledge, is the subject of debarment proceedings by the FDA.
    Abgenix. Abgenix hereby represents and warrants to SangStat that as of the Effective Date, it has not received any notices of infringement or any written communications relating in any way to an actual or alleged infringement with respect to ABX-CBL, and that it is not aware that the manufacture, use or sale of any Licensed Product infringes any Third Party Patent Rights.
    Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates, provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.
  Information and Reports
    Information and Reports During Development and Commercialization. SangStat and Abgenix will disclose and make available to each other without charge all preclinical, clinical, regulatory, commercial, marketing, promotion, pricing, sales and other Information (including copies of all preclinical and clinical reports), known by SangStat or Abgenix directly concerning Licensed Products at any time during the term of this Agreement. Each Party shall disclose to the other Party all material information relating to Licensed Products to the other Party promptly after it is learned or its significance is appreciated. Each Party shall own and maintain its own database of clinical trial data accumulated from all clinical trials of Licensed Products for which it was responsible and of adverse drug event information for all Licensed Products. At the option of the requesting Party, such data shall be provided in a computer readable format by the providing Party, to the extent available, which shall also assist in the transfer and validation of such data to the receiving Party. Without limitation of the foregoing, each Party shall supply to the other Party all information reasonably required by the other Party and requested by it (either as a routine practice or as a specific request) for purposes of compliance with regulatory requirements.
    Complaints. Each Party shall maintain a record of all complaints it receives with respect to any Licensed Product. As a general matter, the Party holding the Regulatory Approval for the Licensed Product shall maintain such records. Each Party shall notify the other of any complaint received by it in sufficient detail and within five (5) business days after the event, and in any event in sufficient time to allow the responsible Party to comply with any and all regulatory requirements imposed upon it in any country; provided, however, that notice of any complaint involving a field alert report shall be transmitted within one (1) business day.
    Records of Revenues and Expenses.
      Maintenance and Audit. Each Party will maintain complete and accurate records which are relevant to revenues, costs, expenses and payments under this Agreement and such records shall be open during reasonable business hours for a period of five (5) years from creation of individual records for examination at the other Party's expense and not more often than once each year by a certified public accountant selected by the other Party for the sole purpose of verifying for the inspecting Party the correctness of calculations and classifications of such revenues, costs, expenses or payments made under this Agreement. In the absence of material discrepancies (in excess of [ * ] of the line item being audited) in any request for reimbursement resulting from such audit, the accounting expense shall be paid by the Party requesting the audit. If material discrepancies do result, the audited Party shall bear the accounting expense. Any records or accounting information received from the other Party shall be Confidential Information for purposes of Article 12. Results of any such audit shall be provided to both Parties, subject to Article 12.
      Audit Disagreement. If there is a dispute between the Parties following any audit performed pursuant to Section 15.3.1, either Party may refer the issue (an "Audit Disagreement") to an independent certified public accountant for resolution. In the event an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures:

    (a) The Party submitting the Audit Disagreement for resolution shall provide written notice to the other Party that it is invoking the procedures of this Section 15.4.2.

    (b) Within thirty (30) business days of the giving of such notice, the Parties shall jointly select a recognized international accounting firm to act as an independent expert to resolve such Audit Disagreement.

    (c) The Audit Disagreement submitted for resolution shall be described by the Parties to the independent expert, which description may be in written form, within ten (10) business days of the selection of such independent expert.

    (d) The independent expert shall render a decision on the matter as soon as practicable.

    (e) All fees and expenses of the independent expert, including any Third Party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by the losing Party, unless the decision of the independent expert allocates such fees and expenses differently.

    Publicity Review. Subject to the further provisions of this Section, no Party shall originate any written publicity, news release, or other public announcement relating to this Agreement or to performance hereunder or the existence of an arrangement between the Parties (collectively, "Written Disclosure"), without the prior review and written approval of the other, which approval shall be conducted promptly and not be unreasonably withheld. Notwithstanding the foregoing provisions of this Section 15.4, any Party may make any public Written Disclosure it believes in good faith based upon the advice of counsel is required by applicable law or any listing or trading agreement concerning its publicly traded securities, provided that prior to making such Written Disclosure, the disclosing Party shall provide the other Party with a copy of the materials proposed to be disclosed and provide the receiving Party with an opportunity to promptly review the proposed Written Disclosure. To the extent that the receiving Party reasonably requests that any information in the materials proposed to be disclosed be deleted, the disclosing Party shall use reasonable efforts to request confidential treatment of any such information that, pursuant to Rule 406 of the Securities Act of 1933 or Rule 24b-2 of the Securities Exchange Act of 1934, as applicable (or any other applicable regulation relating to the confidential treatment of information), may be redacted from the publicly-filed version of such disclosed materials. The terms of this Agreement may also be disclosed to (i) government agencies where required by law, provided that the Party making such disclosure seeks a protective order or confidential treatment of this Agreement to the extent allowed under law, or (ii) Third Parties with the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, so long as such disclosure is made under a binder of confidentiality and so long as highly sensitive terms and conditions such as financial terms are extracted from the Agreement or not disclosed upon the request of the other Party, or (iii) existing or potential investors, acquirers, or merger partners.
    Use of Names. Neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may use the name of the other Party in any document filed with any regulatory agency or authority, including the FDA and the Securities and Exchange Commission.
  Term and Termination
    Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect until the later of ten (10) years or the date on which the Parties are no longer developing, marketing or selling in any country a Licensed Product.
    Termination for Material Breach
      Notice. Subject to the provisions of this Section 16.2, if either Party (the "Breaching Party") shall have committed a material breach and such material breach shall remain uncured and shall be continuing for a period of ninety (90) days following receipt of notice thereof by the other Party (the "Non-Breaching Party"), then, in addition to any and all other rights and remedies that may be available, the Non- Breaching Party shall have the right to terminate this Agreement effective upon the expiration of such ninety (90) day period. Any such notice of alleged material breach by the Non-Breaching Party shall include a reasonably detailed description of all relevant facts and circumstances demonstrating, supporting and/or relating to each such alleged material breach by the Breaching Party. The Parties agree that any Supply Problem or other failures to supply Licensed Product shall be governed by Section 11.14 and shall not be a breach governed by this Section 16.2.
      Defense to Breach. If the Breaching Party, upon written notice delivered to the Non-Breaching Party prior to the expiration of such ninety (90) day period, shall assert in good faith that any such alleged material breach described in the Non-Breaching Party's notice, whether in payment of moneys or otherwise, was not a material breach, or was excused by reason of material failure of performance by the other Party or Third Parties or by reason of Force Majeure (as defined in Section 19.3), or shall otherwise in good faith dispute such alleged material breach, then the Parties shall continue to perform under this Agreement, subject to all of its terms and conditions, and the matter shall be resolved pursuant to the provisions of Article 18. In such event, the Non-Breaching Party shall not be entitled to terminate this Agreement pursuant to this Section 16.2 unless and until (i) it shall be determined pursuant to Section 18.2 that the Breaching Party has committed a material breach and (ii) such material breach has not been cured prior to such determination pursuant to Section 18.2. To the extent that it is determined pursuant to a final and non-appealable decision under Section 18.2 that the Breaching Party did commit a material breach and failed to cure the same within the period provided for in clause (ii) above, then the Non- Breaching Party may immediately terminate this Agreement and, in addition to all damages determined pursuant to the provisions of Section 18.2 to be due and owing from the Breaching Party to the Non-Breaching Party under this Agreement, the Breaching Party shall be liable for the Non-Breaching Party's reasonable attorney's fees incurred in connection with resolving such matter pursuant to Section 18.2.
    Effect of Termination. Except where expressly provided for otherwise in this Agreement, termination of this Agreement shall not relieve the Parties hereto of any liability, including any obligation to make payments hereunder, which accrued hereunder prior to the effective date of such termination, nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice any Party's right to obtain performance of any obligation.
    Voluntary Termination. Abgenix or SangStat may terminate this Agreement on a product by product basis, with or without cause, at any time effective upon six (6) months notice to the Steering Committee, and following the first Regulatory Approval, upon twelve (12) months notice to the Steering Committee. In the event of such voluntary termination, the provisions of Section 16.5 shall apply.
    Effect of Voluntary Termination
      Continuing Obligations. In the event that either party terminates this Agreement pursuant to Section 16.4, each party shall continue to be obligated to perform all of its obligations under this Agreement, including its obligation to pay Development Expenses, for at least six (6) months after the Steering Committee receives such notice. Consistent with the foregoing, the terminating Party shall be obligated to share in the Development Expenses incurred or anticipated in the Development Plan and Budget in effect on the effective date of such termination, (including without limitation the obligation to pay its share of the costs of completing clinical trials for which one or more clinical trial agreements have been executed by a Party or Parties and a Third Party), for a period of six (6) months after providing the notice of termination pursuant to Section 16.4.) Without limiting the foregoing, if SangStat terminates this Agreement after first Regulatory Approval of Licensed Products, SangStat shall continue to Commercialize Licensed Products (and to transfer all such sales responsibility, and all documentation and Information relating thereto to Abgenix in an orderly manner so that Abgenix may (if it so elects) undertake the promotion of such Licensed Product in such country) until the earlier of (i) the expiration of such twelve month period or (ii) the date upon which Abgenix or Abgenix's designated distributor commences promotion and sales of Licensed Products. If Abgenix terminates this Agreement after first Regulatory Approval of Licensed Products, Abgenix shall continue to supply SangStat with Licensed Product in accordance with Article 11, and shall cooperate with SangStat to transfer the manufacturing and supply of Licensed Product to SangStat or a Third Party manufacturer until the date upon which SangStat or SangStat's designated manufacturer has been approved by the applicable Regulatory Authorities to manufacture Licensed Products.
      Abgenix Voluntary Termination License. If Abgenix voluntarily terminates this Agreement pursuant to Section 16.4, Abgenix shall grant SangStat an exclusive worldwide license under the Abgenix' interest in the Antibody Patents and Project Rights, solely to the extent necessary to enable SangStat to continue the development, use, manufacture, sale and import of Licensed Products (the "Abgenix Voluntary Termination License") Such Abgenix Voluntary Termination License shall contain the royalty provisions described in Exhibit C, and such other terms and conditions as are customary for similar types of transactions. Abgenix shall assign its entire right, title and interest in and to the Trademarks to SangStat. Abgenix shall ensure that all Drug Approval Applications and Regulatory Approvals related to Licensed Products are transferred to SangStat, and shall make all reasonable efforts to transfer to SangStat all rights and Information needed for Development and Commercialization of the Licensed Product by SangStat. Incident to the foregoing, Abgenix shall take such other actions and execute such other instruments, assignments and documents as may be necessary to effect such transfer of rights hereunder to SangStat. Further, all licenses and rights to SangStat Rights and SangStat's interest in the Project Rights granted to Abgenix by SangStat hereunder shall terminate. In no event shall Abgenix have any further development or other obligations with respect to a Licensed Product which is the subject to the Abgenix Voluntary Termination License following termination of this Agreement.
      SangStat Voluntary Termination License. If SangStat voluntarily terminates this Agreement pursuant to Section 16.4, SangStat shall grant Abgenix an exclusive worldwide license under the SangStat Rights and SangStat's interest in the Project Rights, solely to the extent necessary to enable Abgenix to continue with the development, use, manufacture, sale, import and export of Licensed Products (the "SangStat Voluntary Termination License"). Such SangStat Voluntary Termination License shall contain the royalty provisions described in Exhibit C, and such other terms and conditions that are customary for similar types of transactions. SangStat shall assign its entire right, title and interest in and to the Trademarks to Abgenix. SangStat shall ensure that all INDs and Drug Approval Applications and Regulatory Approvals related to Licensed Products are transferred to Abgenix, and shall make all reasonable efforts to transfer to Abgenix all rights and Information needed for Development and Commercialization of the Licensed Product by Abgenix. Incident to the foregoing, SangStat shall take such other actions and execute such other instruments, assignments and documents as may be necessary to effect such transfer of rights hereunder to Abgenix. Further, all licenses and rights to Antibody Rights and Abgenix Know-How granted to SangStat by Abgenix hereunder shall terminate. In no event shall SangStat have any further development or other obligations with respect to a Licensed Product which is the subject to the SangStat Voluntary Termination License following termination of this Agreement.
      Voluntary Termination Licenses. Prior to (or as soon as possible after) the effective date of voluntary termination by either Party, the Parties shall enter into definitive agreements for the ABX Voluntary Termination License or the SangStat Voluntary Termination License, as the case may be. Such definitive agreement shall contain the standard agreement provisions set forth in Exhibit C, and shall be subject to the provisions below regarding the royalty and payment obligations of the non-terminating Party.

    (a) Voluntary Termination Before Regulatory Approval. If SangStat terminates this Agreement before Regulatory Approval of the Licensed Product, in consideration of the SangStat Voluntary Termination License, Abgenix will pay to SangStat a royalty of [ * ] of Royalty-Bearing Sales by Abgenix, its Affiliates and sublicensees, but only until such time as SangStat has been reimbursed for its share of Development Costs incurred hereunder, at which time the SangStat Voluntary Termination License granted to Abgenix by SangStat shall thereafter be payment and royalty free. If Abgenix terminates this Agreement before Regulatory Approval of the Licensed Product, in consideration of the Abgenix Voluntary Termination License, SangStat will pay to Abgenix a royalty of [ * ] of worldwide Royalty-Bearing Sales by SangStat, its Affiliates and sublicensees.

    (b) Voluntary Termination After Regulatory Approval. If SangStat terminates this Agreement after Regulatory Approval of the Licensed Product, in consideration of the SangStat Voluntary Termination License, Abgenix shall pay to SangStat a royalty equal to [  *  ] of the Product Profits generated by Abgenix from the sale of Licensed Product by Abgenix, its Affiliates and sublicensees. If Abgenix terminates this Agreement after Regulatory Approval of the Licensed Product, in consideration of the Abgenix Voluntary Termination License, SangStat shall (a) pay to Abgenix a royalty equal to [ * ] of the Product Profits generated by SangStat, its Affiliates and sublicensees, and (b) continue to perform all of its obligations under Section 4.9.1 herein with respect to the reimbursement of development costs incurred by Abgenix.

    Surviving Rights. The rights and obligations set forth in this Agreement shall extend beyond the term or termination of the Agreement only to the extent expressly provided for herein. The following Articles and Sections shall survive expiration or termination of this Agreement: Sections 5.2.2, 5.8, 5.9, 7.2, 0, 10.6, 10.7, 15.3, 16.3, 16.5, 16.6, 16.7, 19.9, 19.10, 19.11, and 19.13, and Articles 6, 12, 14, 17, and 18. Further, SangStat's obligations under Section 4.9.1 shall survive any voluntary termination by SangStat following the first Regulatory Approval in accordance with Section 16.5.4(b).
    Accrued Rights, Surviving Obligations. Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement.
  Product Liability
    Actions Based on Product Liability. Except as provided in Section 17.2 below, if a Third Party brings a claim, suit or action against either Party alleging personal or property damage or injury (a "Product Liability Suit") based on use or exposure to a Licensed Product, then SangStat shall defend against such Product Liability Suit and shall indemnify Abgenix against all liability resulting therefrom, and the actual costs and expenses of all such defense and of any amounts payable in any judgment based thereon or settlement thereof shall be Allowable Expenses.
    Indemnification for Licensed Products
      Each Party hereby agrees to save, defend and hold the other Party and its agents and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys' fees (collectively, "Losses"), resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of Licensed Products by the indemnifying Party, its agents or sublicensees, but only to the extent such Losses result from the gross negligence or willful misconduct of the indemnifying Party or its employees and agents, and excluding any such Losses to the extent caused or resulting from the negligence or willful misconduct of the Party seeking indemnification.
      In the event that a Party is seeking indemnification under Section 17.2.1, it shall inform the other Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested in the defense of the claim.
  Dispute Resolution
    Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement, which relate to either Party's rights and/or obligations hereunder or thereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 18 if and when a dispute arises under this Agreement.

    Unless otherwise specifically recited in this Agreement, disputes among members of the Clinical Development Committee will be resolved by referral first to the Steering Committee. If the Steering Committee is unable to resolve such a dispute within thirty (30) days of being requested by a Party to resolve a Clinical Development Committee or a Steering Committee dispute, any Party may, by written notice to the other, have such dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said designated officers are as follows:

    For SangStat: President

    For Abgenix: President

    In the event the designated executive officers are not able to resolve such dispute within thirty (30) days, either Party may, by written notice to the other, at any time after such thirty (30) day period seek to resolve the dispute through the means provided in Section 18.2; provided, however, that if the issue relates to manufacturing, Abgenix's President shall decide in his or her sole discretion and if the issue relates to Commercialization, SangStat's President shall decide in his or her sole discretion and in both cases the mediation provisions of Section 18.2 shall not apply.

    Mediation and Arbitration. The Parties agree that any dispute, controversy or claim (except as to issues relating to intellectual property owned in whole or in part by SangStat or Abgenix or any equitable claim) arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, may be resolved through mediation and, if both Parties mutually agree, binding arbitration. If a dispute arises between the Parties, and if such dispute cannot be resolved pursuant to Section 18.1 above, and the dispute relates to Development issues, the Parties may choose to select a third party individual who consults in the area of clinical development to mediate the dispute. If a dispute arises between the Parties, and if such dispute cannot be resolved pursuant to Section 18.1 above or if the parties elect not to use a mediator with respect to Development issues or if such mediation did not succeed, the Parties agree to try in good faith to resolve such dispute by non-binding mediation administered by the American Arbitration Association in accordance with its Commercial Mediation Rules. If such dispute is not resolved by non-binding mediation, the parties may submit the dispute to a court of competent jurisdiction, or, may submit the matter to binding arbitration, but only if both parties mutually agree to proceed with arbitration. Such mediation or arbitration shall be held in Santa Clara County, California. Notwithstanding the foregoing, disputes regarding the validity, scope or enforceability of patents shall be submitted to a court of competent jurisdiction in the country where such patent has issued.
  Miscellaneous
    Assignment
      Abgenix or SangStat may assign any of its rights or obligations under this Agreement in any country to any of its Affiliates; provided, however, that such assignment shall not relieve Abgenix or SangStat of its responsibilities for performance of its obligations under this Agreement, and further provided that if a proposed assignment would have an adverse financial impact upon the other party (e.g., by reason of changed tax treatment of payments due under this Agreement), such assignment shall be subject to the other party's prior written consent.
      Either Party may assign its rights or obligations under this Agreement (1) to a non-Affiliate in connection with a merger or similar reorganization or the sale of all or substantially all of its assets or the sale of all or substantially all of its pharmaceutical and/or healthcare assets to such non-Affiliate or (2) otherwise with the prior written consent of the other Party. This Agreement shall survive any such merger or reorganization of either Party with or into, or such sale of assets to, another party and no consent for such merger, reorganization or sale shall be required hereunder; provided, that in the event of such merger, reorganization or sale, no intellectual property rights of the acquiring corporation shall be included in the technology licensed hereunder.
      This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.
    Consents Not Unreasonably Withheld. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld, and whenever in this Agreement provision is made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.
    Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, earthquake, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure.
    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
    No Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name SangStat, Abgenix or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of the Agreement.
    Notices. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof).

    If to Abgenix, addressed to:

    Abgenix, Inc.
    7601 Dumbarton Circle
    Fremont, CA 94555
    Attention: President
    Telephone: (510) 608-6500
    Facsimile: (510) 608-6511

    With a copy to:

    Abgenix, Inc. Attn: General Counsel
    7601 Dumbarton Circle
    Fremont, California 94555

    If to SangStat, addressed to:

    SangStat Medical Corporation
    President

    6300 Dumbarton Circle
    Fremont, California 94555
    Telephone: 510-789-4324
    Facsimile: 510-789-4424

    With a copy to:

    SangStat Medical Corporation
    Attn: General Counsel
    6300 Dumbarton Circle
    Fremont, California 94555
    Telephone: 510-789-4393
    Facsimile: 510-789-4493

    Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.
    Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.
    Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.
    Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California as applied to contracts entered into and performed entirely in California by California residents.
    Headings. The section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections or paragraphs.
    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
    Entire Agreement. This Agreement including all Exhibits attached hereto, and all documents delivered concurrently herewith, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understanding between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.
    Tangible Property. Any tangible personal property deliverable under this Agreement by Abgenix to SangStat shall be delivered to a SangStat Facility outside California (as from time to time designated by SangStat). Any sales or use taxes imposed on such transfers shall be a Development Expense. Each Party shall use reasonable good faith efforts to reduce or eliminate any sales or use taxes that might arise under this Agreement, including the delivery of any required resale certificates.

In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Effective Date.

Abgenix, Inc.	SangStat Medical Corporation
By:	By:
Title:	Title:

___________________

* This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

Co-Development, Supply and License Agreement

Abgenix, Inc.

and

SangStat Medical Corporation

August 8, 2000

Exhibit A

ANTIBODY PATENTS

EXHIBIT B

Financial Planning, Accounting Policies and Procedures

Principles of Reporting; Allowable Expenses

The presentation of results of operations of the Parties in the Territory will be based on each Party's respective financial information presented separately and on a consolidated basis in the reporting format depicted as follows:

SangStat Abgenix Total

[ * ]

It is the intention of the Parties that the interpretation of these definitions will be consistent with generally accepted accounting principles in the U.S. GAAP. Further, it is the intention of the Parties that these terms be interpreted in a manner consistent with the obligation of the Parties to maximize and optimize Product Profit.

If necessary, a Party will make the appropriate adjustments to the financial information it supplies under the Agreement to conform to the above format of reporting results of operation.

Frequency of Reporting

The fiscal year of the Collaboration will be a calendar year.

Unless the schedule of such reporting is altered pursuant to an agreement between the financial representatives from the Parties, reporting by each Party for the Collaboration revenues and expenses will be performed as follows:

Reporting Event               Frequency       Timing of Submission
-------------------------    ------------    ---------------------------------
Actuals - Net Sales             Monthly         5 days

Actuals - Product profit        Quarterly       30 days

Forecasts                       Quarterly       15 days prior to Quarter End
(rest of year - by month)

Preliminary Budgets          Annually        October 22
(one year - by month)

Final Budgets                Annually        November 15
(one year - by month)

Long Range Plan              Annually        October 22
(current year plus 3 years)

Reports of actual results compared to budget will be made to the Finance Committee described in Section 2.5 (the "Finance Committee") unless otherwise determined by the Steering Committee. After approval by the Finance Committee as to amounts, the Finance Committee will forward the report to the Steering Committee for its approval. Spending variances from the total overall budgets, and significant expense variances in budget line items, will only be included in calculation of Product Profits and Losses when approved by the Finance Committee and the Steering Committee.

SangStat will be responsible for the preparation of consolidated reporting of the Collaboration (including Product Profit or Loss), calculation of the profit/loss sharing and determination of the cash settlement. SangStat will provide the financial representatives from each Party within fifteen (15) working days of the submission date shown above, a statement showing the consolidated results and calculations of the Product Profit or Loss sharing and cash settlement required in a format agreed to by the Parties.

On a monthly basis, each Party selling Licensed Product will supply the other with each month's Gross Sales and Net Sales of Licensed Products in units, local currency and U.S. dollars ( (using the average foreign exchange rate used by each Party for that month's transactions in accordance with US GAAP)) by country in the Territory according to such Party's sales reporting system, which shall be consistent with the Financial Planning, Accounting and Reporting Procedures. Each such report shall be provided as early as possible, but no later than five (5) working days after the last day of the month in question, and shall separately provide monthly, quarterly and year-to-date cumulative figures.

The financial representatives from the Parties will meet as appropriate but at least quarterly to review the following:

- actual results

- forecasts

- budgets

- inventory levels

- Sales Returns and Allowances

- other financial matters, including each Party's methodologies for charging and allocating costs.

___________________

* This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

EXHIBIT C

VOLUNTARY TERMINATION LICENSE TERMS

The definitive agreements conveying the ABX Voluntary Termination License or SangStat Voluntary Termination License shall contain the following terms and conditions with respect to royalty payments to be made by one Party to the other Party:

(a) Date of Sale. The sales of Licensed Products shall be deemed to occur on the earlier of: (i) the date the Licensed Product is shipped; or (ii) the date of the invoice to the purchaser of the Licensed Product.

(b) Royalties. Royalties shall be paid on Royalty-Bearing Sales (or in the case of voluntary termination after Regulatory Approval, on [  *  ] of Product Profit) of Licensed Product sold by the licensee Party, its Affiliates and sublicensees in each calendar quarter, on a country-by-country basis, in the countries in which the manufacture, use, offer for sale, sale or importation of such Licensed Product by a Third Party would infringe a valid claim of an issued patent within Patent Rights covering Licensed Product.

(c) One Royalty. The obligation to pay royalties under the License Agreement shall be imposed only once with respect to the same unit of Licensed Product, at the highest royalty rate applicable, regardless of the number of patents and patent applications pertaining thereto.

(d) Royalty Payments. Royalty payments shall be made to the licensor Party or its designee quarterly within sixty (60) days following the end of each calendar quarter for which royalties are due. Each royalty payment shall be accompanied by a report, described in subsection (j) below, summarizing the Royalty-Bearing Sales during the relevant calendar quarter. All royalty payments not made when due shall bear interest, calculated from the date such payment was due, at the rate of two percent (2%) over the prime rate of interest as published in the weekly Federal Reserve H.15 Bulletin, or any successor bulletin thereto.

(e) Term of Royalty Obligations. The licensee Party shall pay royalties to the licensor Party hereunder as to each Licensed Product in each country worldwide for the later of: (i) the expiration of the last to expire of any issued patent within Patent Rights that covers such Licensed Product in such country; or (ii) ten (10) years from the date of First Commercial Sale of such Licensed Product in such country following Regulatory Approval. Upon expiration of the royalty term for a Licensed Product in a country as described above, the licensee Party shall thereafter have an exclusive, paid-up irrevocable license to make, use, sell, offer for sale, have sold and import such Licensed Product in that country.

(f) Mode of Payment. All payments due shall be made in U.S. dollars via wire transfer of immediately available funds, or by such other commercially reasonable means as may be designated by the licensor Party, and shall be made where directed by the licensor Party from time to time. Royalty payments due on Royalty-Bearing Sales in countries or jurisdictions outside the U.S. shall be made in U.S. dollars, after being converted by the licensee Party into U.S. dollars at the rate of exchange for such country's or jurisdiction's currency in U.S. dollars as listed in The Wall Street Journal for the last business day of the calendar quarter in which such sales were made.

(g) Taxes. Royalty payments shall be free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable). The licensee Party shall make any withholding payments due on behalf of the licensor Party and shall promptly provide the licensor Party with copies of any tax certificate or other documentation evidencing such withholding as sufficient to satisfy the requirements of the U.S. Internal Revenue Service related to any application by the licensor Party for a foreign tax credit for such payment.

(h) Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties shall continue to be accrued in such country and Royalty-Bearing Sales in such country shall continue to be reported, but such royalties will not be paid until they may be removed from the country. At such time as the licensee Party is able to remove currency from such country it shall also remove and pay the royalties accrued on the licensor Party's behalf.

(i) Records. Any Party making royalty payments under the License Agreement, and its Affiliates and sublicensees, shall keep full, true and accurate books of account containing all particulars which may be necessary for the purpose of showing Royalty-Bearing Sales. Such books of account shall be kept at the principal place of business of such Party, its Affiliates or sublicensees, as the case may be. Such books and the supporting data shall be open at all reasonable times, for two (2) calendar years following the end of the calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), to the inspection of an independent public accountant selected by the reviewing Party and reasonably acceptable to the other Party for the purpose of verifying Royalty-Bearing Sales under the License Agreement; subject to the provisions of subsection (k) below.

(j) Reports. Along with the royalty payments due under the License Agreement, a Party making royalty payments hereunder shall deliver to the receiving Party a true and accurate report, which sets forth such particulars of the business conducted by the paying Party, its Affiliates and sublicensees during such preceding calendar quarters as are pertinent to an accounting for Royalty-Bearing Sales and deductible expenses. Such reports shall include at least the following: (i) the total gross sales of Licensed Products ducts occurring during that calendar quarter(s), (ii) the allowable deductions therefrom, (iii) the total Royalty-Bearing Sales of Licensed Products occurring during that calendar quarter(s) and (iv) the calculation of royalties, if any, due thereon pursuant to the License Agreement.

(k) Auditing. At the request and expense of a Party receiving payments under the License Agreement, the other Party (and its Affiliates and sublicensees) shall permit an independent certified public accountant selected by the reviewing Party and reasonably acceptable to the other Party, to examine, not more than once in any four (4) consecutive calendar quarters during the term of the License Agreement, but including one post- termination audit, such books of account and records under subsection (i) above as may be necessary to: (i) determine the correctness of any report or payment made under the License Agreement; or (ii) obtain information as to any payment or reimbursement due for any relevant period in the case of the paying Party's failure to report, pay or reimburse pursuant to the License Agreement. Any such accountant shall enter into a confidentiality agreement with both Parties substantially similar to the confidentiality provisions of this Agreement limiting the disclosure and use of such information to the purposes germane to this subsection (k). Such examination shall be made at reasonable times during regular business hours and upon at least twenty (20) business days' prior notice. If such accountant reasonably determines that the royalties payable under the License Agreement have been, for any calendar year in total, understated by the paying Party, such paying Party shall immediately pay all understated royalties, together with interest on such royalties from the date accrued at a rate of two percent (2%) over the prime rate of interest as published in the weekly Federal Reserve H.15 Bulletin, or any successor bulletin thereto, and shall pay the reasonable costs of the examination if such paying Party has understated such royalties by more than the greater of [ * ].

(l) Payments to or Reports by Affiliates and Sublicensees. Any payment required under any provision of the License Agreement to be made to either Party or any report required to be made by any Party shall be made to or by an Affiliate or sublicensee of that Party if designated by that Party as the appropriate recipient or reporting entity.

"Royalty-Bearing Sales" shall mean the gross amount invoiced by a licensee Party or its Affiliates or its permitted sublicensees for sales to an unrelated Third Party of a Licensed Product in the Territory, less (a) trade, cash and quantity discounts or rebates, (b) credits or allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold products or for retroactive price reductions (including rebates similar to Medicare), (c) taxes, duties or other governmental charges levied on or measured by the billing amount, as adjusted for rebates and refunds, (d) charges for freight and insurance directly related to the distribution of a Licensed Product (to the extent not paid by the Third Party customer), and (e) credits or allowances given or made for wastage replacement, indigent patient and similar programs, to the extent actually deducted from the gross amount invoiced.

___________________

* This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

Exhibit D

Initial Development Outline for ABX-CBL

  Clinical. Abgenix will principally manage the Phase II/III study (ABX-CB-9906). To ensure a smooth hand-over, Abgenix and SangStat will share responsibility initially for the safety-oriented study which is currently under development (ABX-0107); the responsibility for managing ABX-0107 will be transitioned to SangStat when the Clinical Development Committee determines it is appropriate to do so. Any additional studies would be managed by SangStat.
  Preclinical/Toxicology. Preclinical, pharmacology, and toxicology activities will be a shared responsibility. Specific assignments will be determined by the Clinical Development Committee.
  Process Development, Manufacturing and other CMC Activities. Abgenix will continue to manage these activities, which include scale-up and validation of the process selected by Clinical Development Committee.
  Regulatory. The IND holder will manage the regulatory activities, such as preparation of updates and amendments to the IND and preparation of the Drug Approval Application. To ensure a smooth hand-over, Abgenix and SangStat will share responsibility initially for the regulatory work. Specific assignments will be determined by the Clinical Development Committee.

Table of Contents

1. Definitions *

2. Governance *

2.1 Steering Committee *

2.1.1 Formation of Steering Committee; Decision Making *

2.1.2 Meetings of the Steering Committee *

2.1.3 Functions and Powers of the Steering Committee *

2.1.4 Steering Committee Actions *

2.1.5 Limitations of Powers of the Steering Committee *

2.2 Clinical Development Committee *

2.2.1 Formation of Clinical Development Committee; Decision Making *

2.2.2 Clinical Development Committee Meetings *

2.2.3 Functions and Powers of the Clinical Development Committee *

2.3 Regulatory Liaison Representatives *

2.4 Manufacturing Governance *

2.5 Finance Committee *

2.5.1 Formation of Finance Committee; Decision Making *

2.5.2 Finance Committee Meetings *

2.5.3 Functions and Powers of the Finance Committee *

2.5.4 Intent *

2.6 Agendas *

3. Licensing Fee; Milestone Payments *

3.1 Licensing Fee *

3.2 Milestone Payments *

4. Development *

4.1 Clinical Development Responsibilities *

4.2 Right to Engage Third Parties *

4.3 Development Plans and Development Budgets *

4.3.1 Initial Development Outline *

4.3.2 Development Plan and Budget *

4.3.3 Annual Revisions to Development Plan and Budget *

4.4 Development Efforts; Compliance with Regulatory Requirements *

4.5 Development Milestones *

4.6 Drug Approval Applications *

4.6.1 Responsibility for Filing for Licensed Product *

4.6.2 If SangStat cannot be the Filing Party *

4.7 Access to Adverse Event Reporting Information *

4.8 Costs of Development *

4.8.1 Method *

4.8.2 Procedures *

4.9 Development Costs Incurred Prior to January 1, 2000 *

4.9.1 ABX-CBL *

4.9.2 Licensed Products other than ABX-CBL *

4.10 Suspension and Termination of Clinical Trial for Safety Reasons *

4.10.1 Notification *

4.10.2 Assessment. *

4.10.3 Termination *

4.10.4 Alternative Approaches *

4.11 Development of Licensed Product for Additional Indications *

5. Licenses *

5.1 Grant to SangStat *

5.2 Grant to Abgenix *

5.2.1 Agreement Term *

5.2.2 Post-Termination *

5.3 Assistance *

5.4 Access to Third Party Intellectual Property *

5.5 Bankruptcy *

5.6 Third Party Rights *

5.7 License Limitations *

5.8 No Implied Licenses. *

5.9 No Transfer of Title *

6. Other CD147 Antibodies *

7. Intellectual Property; Patent Prosecution *

7.1 Disclosure of New Intellectual Property *

7.2 Ownership *

7.3 Abgenix Patent Prosecution Responsibilities *

7.4 SangStat Patent Prosecution Responsibility *

7.4.1 SangStat Option to Prosecute *

7.4.2 SangStat Patent Discontinuance Election *

7.4.3 Abgenix Responsibility *

7.5 Costs *

7.6 Public Disclosure *

7.7 Notice of Certification *

7.8 Patent Term Extensions *

7.9 Trademarks *

7.9.1 Selection; License; Expenses *

7.9.2 Infringement of Trademarks *

7.9.3 Costs of Defense *

8. Third Party Patent Rights *

8.1 Notice *

8.2 Litigation *

8.3 Opposition to Third Party Patent Rights *

9. Commercialization *

9.1 Commercialization *

9.2 Commercialization Plan; Commercialization Budget *

9.3 Commercialization Efforts *

9.4 Countries of Commercialization *

9.5 Pricing, Pricing Approvals and Product Distribution *

9.6 Adverse Event Reporting *

9.7 Product Recalls *

10. Profit Sharing and Royalties *

10.1 Product Profits and Loss Sharing *

10.2 Development Cost Sharing *

10.3 Accounting and Payment *

10.4 Cost of Capital Allowance

10.5 Start of Operations and Effective Accounting Date Termination *

10.6 Sales by Sublicensees *

10.7 Payment Currency *

10.8 Accounting *

10.8.1 *

10.8.2 *

11. Manufacture and Supply *

11.1 Manufacture and Supply *

11.2 Third Party Manufacturing Subcontractors *

11.3 Process Development; Manufacturing Approvals *

11.4 Auditing Rights *

11.5 Regulatory Authority Inspections *

11.6 Forecasting *

11.6.1 Clinical Supply *

11.6.2 Commercial Supply *

11.6.3 Sales Forecasts and Facilities Planning *

11.7 Quality Testing *

11.8 Specifications *

11.9 Shipment of Licensed Products *

11.10 Warranties *

11.11 Acceptance *

11.12 Transfer Price for Clinical and Commercial Supply *

11.13 Shortage of Clinical Supply *

11.14 Alternative Manufacturing Site *

11.14.1 Identification *

11.14.2 Use of Alternative Manufacturing Site *

12. Confidentiality *

12.1 Confidentiality; Exceptions *

12.2 Authorized Disclosure *

12.3 Survival *

12.4 Publications *

13. Infringement By Third Persons *

13.1 Notice *

13.2 Prosecution of Actions Involving Licensed Product *

13.2.1 Abgenix Right *

13.2.2 SangStat Right *

13.2.3 Costs *

13.2.4 SangStat Election *

13.2.5 Abgenix Election *

13.2.6 Disposition *

13.2.7 Allocation of Recoveries *

14. Representations and Warranties *

14.1 Mutual *

14.1.1 Agreement *

14.1.2 No Conflict *

14.1.3 Debarrment *

14.2 Abgenix *

14.3 Performance by Affiliates *

15. Information and Reports *

15.1 Information and Reports During Development and Commercialization *

15.2 Complaints *

15.3 Records of Revenues and Expenses. *

15.3.1 Maintenance and Audit *

15.3.2 Audit Disagreement *

15.4 Publicity Review *

15.5 Use of Names *

16. Term and Termination *

16.1 Term *

16.2 Termination for Material Breach *

16.2.1 Notice *

16.2.2 Defense to Breach *

16.3 Effect of Termination *

16.4 Voluntary Termination *

16.5 Effect of Voluntary Termination *

16.5.1 Continuing Obligations *

16.5.2 Abgenix Voluntary Termination License *

16.5.3 SangStat Voluntary Termination License *

16.5.4 Voluntary Termination Licenses *

16.6 Surviving Rights *

16.7 Accrued Rights, Surviving Obligations *

17. Product Liability *

17.1 Actions Based on Product Liability *

17.2 Indemnification for Licensed Products *

17.2.1 *

17.2.2 *

18. Dispute Resolution *

18.1 Disputes *

18.2 Mediation and Arbitration *

19. Miscellaneous *

19.1 Assignment *

19.1.1 *

19.1.2 *

19.1.3 *

19.2 Consents Not Unreasonably Withheld *

19.3 Force Majeure *

19.4 Further Actions *

19.5 No Trademark Rights *

19.6 Notices *

19.7 Waiver *

19.8 Severability *

19.9 Ambiguities *

19.10 Governing Law *

19.11 Headings *

19.12 Counterparts *

19.13 Entire Agreement *

19.14 Tangible Property *